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This preliminary prospectus supplement relates to a registration statement filed and declared effective under the Securities Act of 1933, as amended, and is subject to completion or amendment. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement Dated November 15, 2004

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-109384

PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 20, 2003)

$

THE INTERPUBLIC GROUP OF COMPANIES, INC.
$                    % Notes Due 2009
$                    % Notes Due 2014

        We are offering $        aggregate principal amount of            % notes due 2009 and $            aggregate principal amount of             % notes due 2014. The            % notes due 2009 will mature on            , 2009, and the            % notes due 2014 will mature on            , 2014. We will pay interest on the notes on            and            of each year, beginning on            , 2005.

        The notes will be unsecured and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding. We may redeem all or a portion of the notes at any time by paying the greater of the principal amount of the notes and the applicable "make whole" amount plus, in each case, accrued interest. See "Description of the Notes—Optional Redemption" in this prospectus supplement.

        Investing in the notes involves risks. See "Risk Factors" beginning on page S-5 of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per % Note due 2009	Per % Note due 2014	Total
Public offering price	%	%	$
Underwriting discounts and commissions	%	%	$
Proceeds to us before expenses	%	%	$

        The public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from            , 2004.

        The underwriters are offering the notes as set forth in "Underwriting". Delivery of the notes will be made through the book-entry facilities of The Depository Trust Company on or about            , 2004.

Citigroup	JPMorgan	UBS Investment Bank

HSBC	Morgan Stanley

Calyon Securities (USA)	ING Financial Markets	Keybanc Capital Markets	SunTrust Robinson Humphrey

November    , 2004

        We have not, and the underwriters have not, authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. When we deliver this prospectus supplement and the accompanying prospectus or make a sale pursuant to this prospectus supplement and the accompanying prospectus, we are not implying that the information is current as of the date of the delivery or sale.

Prospectus Supplement
About this Prospectus Supplement	ii
Summary	S-1
The Offering	S-3
Risk Factors	S-5
Special Note Regarding Forward-Looking Statements And Other Factors	S-11
Use of Proceeds	S-12
Ratio of Earnings to Fixed Charges	S-13
Description of Concurrent Transactions	S-14
Capitalization	S-15
Summary Selected Financial Data	S-16
Interpublic	S-17
Description of the Notes	S-21
Certain U.S. Income Tax Considerations	S-27
Underwriting	S-30
Legal Matters	S-32
Where You Can Find More Information	S-33
Prospectus
About this Prospectus	2
Risk Factors	3
Where You Can Find More Information	10
Special Note Regarding Forward-Looking Statements And Other Factors	11
Ratio of Earnings to Fixed Charges	12
Price Range of Common Stock and Dividend Policy	13
Use of Proceeds	14
Interpublic	15
Description of Debt Securities	19
Description of Preferred Stock and Depositary Shares	31
Description of Common Stock	32
Description of Warrants	34
Description of Stock Purchase Contracts and Stock Purchase Units	36
Book-Entry Procedures	37
Plan of Distribution	40
Validity of Securities	41
Experts	41

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document contains two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the securities offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading "Where You Can Find More Information".

        You should rely only on the information we provide or incorporate by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. We are offering to sell the securities offered by this prospectus supplement, and seeking offers to buy these securities, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sales of the securities.

        Unless otherwise indicated, all references in this prospectus supplement to "we," "our" or "Interpublic" refers to The Interpublic Group of Companies, Inc. and its subsidiaries.

ii

SUMMARY

        This summary may not contain all of the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference into this document, including the risk factors and the financial data and related notes, before making an investment decision.

The Interpublic Group of Companies, Inc.

        Interpublic is a group of advertising and specialized marketing and communications services companies that together represent one of the largest resources of advertising and marketing expertise in the world. With offices and other affiliations in more than 100 countries, we had revenues of approximately $5.9 billion and a net loss of $451.7 million in 2003. For the nine months ended September 30, 2004, we had revenues of approximately $4.4 billion and a net loss of $600.7 million, compared to revenues of approximately $4.2 billion and a net loss of $349.2 million for the nine months ended September 30, 2003.

        We are one of the world's largest groups of global marketing services companies, providing our clients with communications and marketing expertise in three broad areas:

  •
  Advertising, which includes advertising and media management;

  •
  Marketing Communications, which includes direct marketing, database and customer relationship management, public relations, sales promotion, event marketing, on-line marketing, corporate and brand identity, brand consultancy and healthcare marketing; and

  •
  Marketing Services, which includes sports and entertainment marketing, corporate meetings and events, retail marketing, and other marketing and business services.

        We seek to be the best in quality and a leading competitor in all of these areas.

        We are currently organized into four global operating groups together with several stand-alone agencies. The four global operating groups are McCann Worldgroup, FCB, The Partnership and CMG. The stand-alone agencies include Initiative Media, Campbell-Ewald, Hill Holliday, Deutsch and Octagon Worldwide. Initiative Media, Campbell-Ewald, Hill Holliday and Deutsch provide advertising and/or marketing communication services, while Octagon Worldwide provides marketing services. Each of the four groups and the stand-alone agencies has its own management structure and reports to our senior management on the basis of this structure.

        We believe this organizational structure allows us to provide comprehensive solutions for clients, enables stronger organic growth among all our operating companies and allows us to bring improved operating efficiencies to our organization.

        Our principal executive office is located at 1114 Avenue of the Americas, New York, New York 10036. Our telephone number at that address is (212) 704-1200.

Recent Developments

        In our quarterly report on Form 10-Q for the quarter ended September 30, 2004, filed with the Securities and Exchange Commission ("SEC") on November 9, 2004, we announced the following developments for the three month period ended September 30, 2004:

  •
  We recorded non-cash charges of $445.2 million related to the impairment of goodwill, including a charge of $310.0 million at our The Partnership Division and approximately $132 million at our CMG Division;

  •
  We recorded a non-cash investment impairment charge of approximately $31 million relating to our unconsolidated investment in Spinger & Jacoby, a German advertising agency;

  •
  We recorded a provision for income taxes of $98.6 million, including the establishment of non-cash valuation allowances of $72.7 million on certain non-U.S. deferred tax assets and loss carry-forwards. The establishment of these allowances is the result of an evaluation of the realizability of deferred tax assets in markets with continued poor operating performance, primarily the United Kingdom; and

  •
  We recognized a previously disclosed charge of $33.6 million in connection with our agreement with the British Racing Drivers Club giving us the right to terminate our lease obligations at the Silverstone auto racing track and our related obligations.

        For more information on these items, as well as information regarding our results of operations for the three and nine month periods ending September 30, 2004 and 2003, and our financial condition as at September 30, 2004, please refer to our quarterly report on Form 10-Q for the quarter ended September 30, 2004.

THE OFFERING

Issuer	The Interpublic Group of Companies, Inc.
Securities offered	$ principal amount of % notes due , 2009 (the "2009 Notes") and $ principal amount of % notes due , 2014 (the "2014 Notes" and, together with the 2009 Notes, the "Notes").
Maturity dates	The 2009 Notes will mature on , 2009 and the 2014 Notes will mature on , 2014, unless earlier redeemed by us at our option.
Interest payment dates
Each and , beginning , 2005 and ending on the date of maturity. If an interest payment date is not a business day, payment of interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date to such next succeeding business day.
Interest rates	The 2009 Notes will accrue interest at the rate of % per annum and the 2014 Notes will accrue interest at the rate of % per annum.
Redemption
We may redeem the Notes at any time in accordance with the redemption provisions described under "Description of the Notes—Optional Redemption" in this prospectus supplement. The redemption price will equal the greater of:
• 100% of the principal amount of the Notes to be redeemed; and
•
a "make whole" amount, which will equal the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date on a semiannual basis at the relevant adjusted treasury rate plus basis points in respect of the 2009 Notes and basis points in respect of the 2014 Notes, plus, in either of the above cases, accrued and unpaid interest on the Notes to the redemption date.
Denominations	The Notes will be issued in denominations of $2,000 and integral multiples thereof.
Ranking	The Notes are our general obligations and are not secured by any collateral. Your right to payment under the Notes is:
• junior to the right of our secured creditors to the extent of their security in our assets;
• equal with the rights of creditors under our other unsecured unsubordinated debt, including our revolving credit facilities;

• senior to the rights of creditors under debt expressly subordinated to the Notes; and
• effectively subordinated to the rights of our subsidiaries' creditors.
Use of proceeds
We intend to use the net proceeds from the sale of the Notes to (i) fund our concurrent offer to purchase up to $250,000,000 in aggregate principal amount of our outstanding 7 7/8% notes due 2005 and (ii) redeem, in whole or in part, our outstanding 1.87% convertible subordinated notes due 2006. Pending any such application of the proceeds, the proceeds will be invested temporarily in short-term marketable securities. We will use the remaining proceeds, if any, for general corporate purposes and working capital.
Risk factors
You should carefully consider all of the information in this prospectus supplement and the attached prospectus, which includes information incorporated by reference. In particular, you should evaluate the specific factors under "Risk Factors" beginning on page S-5 of this prospectus supplement for risks involved with an investment in the Notes.
Trustee and principal paying agent	SunTrust Bank.

RISK FACTORS

        You should consider carefully the following risks in addition to all the other information included or incorporated by reference in this prospectus, including the Special Note Regarding Forward-Looking Statements and Other Factors, before deciding to invest in the Notes.

Risks Related to the Company

        Our revenues are susceptible to declines as a result of adverse economic and political developments.

        In 2003, our revenues increased by 2.2% as compared with 2002, but on a constant currency basis our revenues declined by 2.4%. For the nine months ended September 30, 2004, our revenues increased by 5.1% compared to the nine months ended September 30, 2003. On a constant currency basis, however, the increase was only 1.5%. Our revenue performance improved during the latter part of 2003 and the first nine months of 2004, coinciding with signs of an economic recovery that increased the demand for our advertising and marketing services in the United States. There can be no assurance that economic conditions will continue to show signs of improvement or that growth in demand for our U.S. advertising and marketing services will continue to offset weaker demand in European markets for our public relations and other project related businesses. If the economy or demand for our services in the United States do not continue to improve, or weaken, or in the event of adverse political or economic developments, including in connection with hostilities in the Middle East or elsewhere or terrorist attacks, our results of operations are likely to be adversely affected.

        We have recently recognized substantial impairment charges and increased our deferred tax valuation allowances, and may be required to do so in the future.

        We evaluate the realizability of all of our long-lived assets (including goodwill, other intangible assets and fixed assets), investments and deferred tax assets for possible impairment or realizability whenever there is an indication of impairment or lack of realizability. If certain criteria are met, we are required to record an impairment charge or valuation allowance. For the nine months ended September 30, 2004, we recorded $445.2 million of goodwill impairment, $37.0 million of investment impairment and $13.5 million of other impairment charges. During that period, we also established $77.3 million of valuation allowances with respect to certain non-U.S. deferred tax assets and loss carry-forwards.

        As of September 30, 2004, we had approximately $3.0 billion of intangibles on our balance sheet, $183.8 million in investments and $527.1 million of deferred tax assets. Future events, including our financial performance and strategic decisions we make, could cause us to conclude that impairment indicators exist and that the asset values associated with these asset categories may have become impaired. Any resulting impairment loss would have an adverse impact on our reported earnings in the period in which the charge is recognized. For the year ended December 31, 2003, we recorded impairment charges of $371.8 million, consisting of $65.9 million of fixed asset and capital expenditure write-offs, $221.0 million of goodwill impairment and $84.9 million of investment impairment. For the year ended December 31, 2003, we also established $84.4 million of valuation allowances with respect to certain non-U.S. deferred tax assets and loss carry-forwards.

        Any future impairment charge could also adversely affect our financial condition and result in a violation of the financial covenants of our revolving credit facilities, which require us and our consolidated subsidiaries to maintain minimum levels of consolidated EBITDA (as defined in such facilities) and established ratios of debt for borrowed money to consolidated EBITDA and consolidated EBITDA to interest expense. A violation of any of these financial covenants could trigger a default under these facilities and adversely affect our liquidity. Although we have been successful in the past at amending these financial covenants to permit compliance, including with respect to the goodwill impairment charge we recorded for the nine months ended September 30, 2004, there can be no assurance that we will be able to obtain such amendments in the future or that future charges will not exceed limits agreed to by our lenders.

        The timing and ultimate amount of any further charges to be incurred in connection with our restructuring program, and the savings we ultimately realize, may differ from our current expectations.

        Although our 2003 restructuring program (aimed at reducing costs through headcount reductions and real estate consolidation) is substantially complete, there is no guarantee that the timing and amount of charges we record, and the savings we ultimately realize, will meet our current expectations. We currently expect to incur up to approximately $300 million of charges related to the 2003 restructuring program, including amounts classified in office and general expenses. As of September 30, 2004, we had recorded $241.2 million of charges (of which $234.0 million will be cash and approximately $114 million has been paid) and $32.2 million of charges related to the acceleration of amortization of leasehold improvements on premises included in the 2003 restructuring program. Although we estimated annualized gross savings of approximately $200 million from reduced salary and occupancy costs as a result of the 2003 program, the savings that we ultimately realize may differ from this expectation.

        If our concurrent offer to purchase certain of our outstanding 7 7/8% notes due 2005 is not successful, we may be required to seek an amendment to our revolving credit facilities to permit continued compliance with its terms.

        We intend to use a portion of the net proceeds of this offering to fund our concurrent offer to purchase up to $250,000,000 in aggregate principal amount of our outstanding 7 7/8% notes due 2005. If a substantial portion of such notes remains outstanding following the completion of the tender offer, or upon any termination of the tender offer, and we do not use the proceeds of this offering to otherwise reduce our indebtedness, higher debt levels could require us to seek an amendment to our revolving credit facilities in order to avoid a default. There can be no assurance that we would be able to obtain any such amendment on favorable terms or at all. Higher debt levels could also adversely affect our credit ratings.

        We may not be able to meet our performance targets and milestones.

        From time to time, we communicate to the market certain targets and milestones for our financial and operating performance. These targets and milestones are intended to provide metrics against which to evaluate our performance, but they should not be understood as predictions or guidance about our expected performance. Our ability to meet any target or milestone is subject to inherent risks and uncertainties, and we caution you against placing undue reliance on them. See "Special Note Regarding Forward-Looking Statements and Other Factors."

        Downgrades of our ratings could adversely affect us.

        Our current long term debt credit ratings are Baa3 with stable outlook, BB+ with negative outlook and BB+ with stable outlook, as reported by Moody's Investors Service, Inc., Standard & Poor's Ratings Services and Fitch Ratings, respectively. On September 14, 2004, Standard & Poor's Ratings Services placed us on Creditwatch with negative implications. Although a ratings downgrade by any of the ratings agencies will not trigger an acceleration of any of our indebtedness, a downgrade may adversely affect our ability to access capital and would likely result in an increase in the interest rates payable under our revolving credit facilities and future indebtedness.

        We face increased costs and risk associated with complying with the requirements of Section 404 of the Sarbanes-Oxley Act.

        New rules under Section 404 of the Sarbanes-Oxley Act of 2002 require the Company's report on Form 10-K for 2004 to include a report of management on internal control over financial reporting.

Internal control over financial reporting, as defined under these rules, is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

        In its report, the Company's management will be required, among other things, to assess the effectiveness of the Company's internal control over financial reporting as of December 31, 2004. The report must also disclose any material weaknesses in internal control over financial reporting identified by management, and if there are any material weaknesses, management must conclude that the Company's internal control over financial reporting was not effective. A material weakness, under the applicable rules, is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The Annual Report on Form 10-K will also be required to include a report of our independent auditor on our assessment and on our internal control over financial reporting.

        Our preparations to comply with these requirements require a large and growing amount of management time and external resources. We have hired additional personnel and used outside advisory services, resulting in additional costs. These costs have had a material effect on our results of operations, and we expect that they will continue to do so.

        We have identified material weaknesses in our internal control over financial reporting, which could adversely affect our ability to report our financial condition and results of operations accurately.

        We have a material weakness in our internal controls relating to the processing and monitoring of inter-company transactions. This material weakness, together with other material weaknesses associated with a lack of balance sheet monitoring, could result in accounting errors in our consolidated financial statements.

        In conducting the ongoing assessment of our internal control over financial reporting to prepare for compliance with the requirements under Section 404 of the Sarbanes-Oxley Act, we have identified specific additional areas of material weakness in internal controls, including with respect to controls over the application of policies to ensure appropriate revenue recognition, controls over the proper recognition of expenditures under real estate leases and controls over the documentation and control of the financial results reporting process to ensure reports are complete and accurate (including proper authorization for all journal entries posted to the financial statements). This list may not be complete and may require additions, as our review of internal controls is still in process. We have determined that a significant amount of work will be required to remediate the above-mentioned material weaknesses in internal control over financial reporting, and accordingly, we expect that we will have material weaknesses in internal control over financial reporting at year-end.

        Based on an evaluation of our control weaknesses, we have concluded that our disclosure controls and procedures need to be strengthened and are not sufficiently effective. However, we have taken various steps to maintain the accuracy of our financial disclosures, and based on these measures and other significant work, management believes that there are no material inaccuracies or omissions of material fact in our financial statements and other reports filed under the Securities Exchange Act of 1934. However, material weaknesses in our internal control over financial reporting could adversely impact our ability to provide timely and accurate financial information. If this results in further accounting restatements or other accounting-related problems, we could face additional litigation exposure and greater scrutiny from the SEC in connection with the SEC investigation currently taking place. See "—An ongoing SEC investigation regarding our accounting restatements could adversely affect us."

        We may be unable to complete all the work necessary for us to present our report on internal control over financial reporting, and the related auditor's report, in our 2004 Form 10-K as required under Section 404 of the Sarbanes-Oxley Act.

        We have extensive work remaining to complete our review and assessment of internal control over financial reporting. The magnitude of the work is attributable partly to our significantly decentralized structure, and to the significance of the material weakness in monitoring controls. Although we have a plan in place to complete all the work necessary to present the management report and for our independent registered public accounting firm to issue its opinion prior to the date on which we are required to file our 2004 Annual Report on Form 10-K, there is a serious risk that we will not be able to do so. As a result of such risk, our independent registered public accounting firm has informed our Audit Committee that it has serious concerns that the current timetable does not allow sufficient time for us and our independent registered public accounting firm to complete our respective responsibilities.

        We are not in a position to determine the consequences if we cannot complete the work required to assess our internal control over financial reporting under Section 404, or if our independent registered public accounting firm cannot issue the related opinion, but we cannot assure you that the consequences would not be serious for the Company. Consequences could include increased focus on internal control issues in the context of the ongoing SEC investigation. Perceptions of us could also be adversely affected among rating agencies, lenders, investors, securities analysts and others.

        An ongoing SEC investigation regarding our accounting restatements could adversely affect us.

        Following our announcement in August 2002 of the restatement of our financial results for the periods from 1997 to June 2002, the SEC informed us that it was conducting an informal inquiry into the matters surrounding the restatement. In January 2003, the SEC informed us that that it had issued a formal order of investigation with respect to these matters. While we are cooperating fully with the investigation, adverse developments in connection with the investigation, including any expansion of the scope of the investigation, could negatively impact us and could divert the efforts and attention of our management team from our ordinary business operations. In connection with the SEC investigation, it is possible that we will be required to pay fines, consent to injunctions on future conduct or suffer other penalties, each of which could have a material adverse effect on our business.

        We are subject to restrictions under our revolving credit facilities with syndicates of banks.

        The current terms of our two revolving credit facilities with syndicates of banks restrict our ability to (1) make cash acquisitions or investments in excess of $100 million annually, provided that amounts unused in any year may be rolled over to following years, but may not exceed $250 million annually and (2) make capital expenditures in excess of $225 million annually, provided that amounts unused in any year up to $50 million may be rolled over to the next year. They also limit the ability of our domestic subsidiaries to incur additional debt.

        We may not realize all the benefits we expect from acquisitions we have made.

        The success of acquisitions depends on the effective integration of acquired businesses into our current operations. Important factors for integration include realization of anticipated synergies and cost savings and the ability to retain and attract personnel and clients. There can be no assurance that we will realize all the benefits expected from our past acquisitions.

        We compete for clients in a highly competitive industry.

        The advertising agency and other marketing communications and marketing services businesses are highly competitive. Our agencies and media services must compete with other agencies and with other providers of creative or media services which are not themselves advertising agencies, in order to maintain existing client relationships and to obtain new clients. The client's perception of the quality of an agency's "creative product," our reputation and the agency's reputation are, to a large extent, factors in determining our competitive position in the advertising agency business. An agency's ability to serve clients, particularly large international clients, on a broad geographic basis is also an important competitive consideration. On the other hand, because an agency's principal asset is its people, freedom of entry into the business is almost unlimited and quite small agencies are, on occasion, able to take all or some portion of a client's account from a much larger competitor.

        Size may limit an agency's potential for securing new business, because many clients prefer not to be represented by an agency that represents a competitor. Also, clients frequently wish to have different products represented by different agencies. Our ability to attract new clients and to retain existing clients may, in some cases, be limited by clients' policies on or perceptions of conflicts of interest. These policies can, in some cases, prevent one agency and, in limited circumstances, different agencies within the same holding company, from performing similar services for competing products or companies. In addition, these perceived conflicts, following an acquisition by us of an agency or company, can result in clients terminating their relationship with us or reducing the number or scope of projects for which they retain those agencies.

        If we fail to maintain existing clients or attract new clients, our business may be adversely impacted.

        Our business could be adversely affected if we lose or fail to attract and retain key employees and management personnel.

        Employees, including creative, research, media, account and practice group specialists, and their skills and relationships with clients, are among our most important assets. An important aspect of our competitiveness is our ability to attract and retain key employee and management personnel. Compensation for these key employees and management personnel is an essential factor in attracting and retaining them, and there can be no assurances that we will offer a level of compensation sufficient to do so. If we fail to hire and retain a sufficient number of these key employees and management personnel, we may not be able to compete effectively.

        We are subject to regulations that could restrict our activities or negatively impact our revenues.

        Advertising and marketing communications businesses are subject to government regulation, both domestic and foreign. There has been an increasing tendency in the United States on the part of advertisers to resort to the courts and industry and self-regulatory bodies to challenge comparative advertising on the grounds that the advertising is false and deceptive. Through the years, there has been a continuing expansion of specific rules, prohibitions, media restrictions, labeling disclosures and warning requirements with respect to the advertising for certain products. Representatives within government bodies, both domestic and foreign, continue to initiate proposals to ban the advertising of specific products and to impose taxes on or deny deductions for advertising which, if successful, may have an adverse effect on advertising expenditures and consequently our revenues.

        International business risks could adversely affect our operations.

        International revenues represented 44% of our total revenues in 2003 and 43% of our total revenues in the first nine months of 2004. Our international operations are exposed to risks which affect foreign operations of all kinds, including, for example, local legislation, monetary devaluation, exchange control restrictions and unstable political conditions. These risks may limit our ability to grow our business and effectively manage our operations in those countries. In addition, because a high level of our revenues and expenses is denominated in currencies other than the U.S. dollar, primarily the euro and pound sterling, fluctuations in exchange rates between the U.S. dollar and such currencies may materially affect our financial results.

Risks Related to the Notes

        We are a holding company and the Notes will be effectively subordinated to all of our subsidiaries' existing and future indebtedness.

        Substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our consequent ability to service our debt, including the Notes, depends in large part upon our subsidiaries' cash flows. Additionally, except to the extent we may be a creditor with recognized claims against our subsidiaries, the claims of creditors of our subsidiaries will have priority, with respect to the assets and earnings of our subsidiaries, over claims of our direct creditors, including holders of the Notes.

        An active trading market for the Notes may not develop or be sustained.

        The Notes are new securities for which there currently is no market. We have not listed and do not intend to list the notes on any U.S. national securities exchange or quotation system. Although the underwriters have advised us that they currently intend to make a market in the Notes after the completion of the offering, they are not obligated to do so, and such market making activities may be discontinued at any time and without notice. We cannot assure you that any market for the Notes will develop or be sustained. If an active market is not developed or sustained, the market price and liquidity of the Notes may be adversely affected.

        Because the Notes are represented by global securities registered in the name of a depositary, you will not be a "holder" under the indenture and your ability to transfer or pledge the Notes could be limited.

        Because the Notes are represented by global securities registered in the name of a depositary, you will not be a "holder" under the indenture and your ability to transfer or pledge the Notes could be limited. The Notes will be represented by one or more global securities registered in the name of Cede & Co., as nominee for DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the global securities will not be entitled to receive physical delivery of Notes in certificated form and will not be considered "holders" of the Notes under the indenture for any purpose. Instead, owners must rely on the procedures of DTC and its participants to protect their interests under the indenture and to transfer their interests in the Notes. Your ability to pledge your interest in the notes to persons or entities that do not participate in the DTC system may also be adversely affected by the lack of a certificate.

SPECIAL NOTE REGARDING FORWARD-LOOKING
STATEMENTS AND OTHER FACTORS

        This document contains forward-looking statements. Our representatives may also make forward-looking statements orally from time to time. Statements in this document that are not historical facts, including statements about our beliefs and expectations, particularly regarding recent business and economic trends, our internal control over financial reporting, impairment charges, the SEC investigation, credit ratings, regulatory and legal developments, acquisitions and dispositions constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in this document under "Risk Factors". Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

        Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such risk factors include, but are not limited to, the following:

  •
  our ability to attract new clients and retain existing clients;

  •
  our ability to retain and attract key employees;

  •
  risks associated with the effects of global, national and regional economic and political conditions;

  •
  risks arising from material weaknesses in our internal control over financial reporting;

  •
  potential adverse effects if we are required to recognize additional impairment charges or other adverse accounting related developments;

  •
  potential adverse developments in connection with the SEC investigation;

  •
  potential downgrades in the credit ratings of our securities;

  •
  developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world; and

  •
  the successful completion and integration of acquisitions which complement and expand our business capabilities.

Investors should carefully consider these risk factors and the additional risk factors outlined in more detail under the heading "Risk Factors" in this prospectus supplement.

USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering will be approximately $            million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use a portion of the net proceeds of this offering to fund our concurrent offer to purchase up to $250,000,000 in aggregate principal amount of our outstanding 7 7/8% notes due 2005. There can be no assurance as to the percentage of holders, if any, of the 7 7/8% notes due 2005 that will tender their notes under the offer to purchase.

        We intend to use a portion of the net proceeds of this offering to redeem, in whole or in part, our outstanding 1.87% convertible subordinated notes due 2006.

        Pending any such application, the proceeds will be invested temporarily in short-term marketable securities. We will use the remaining proceeds, if any, for general corporate purposes and working capital.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges, as reported, has been adjusted to give effect to the disposition of NFO WorldGroup, Inc., ("NFO") on July 10, 2003. As a result of this disposition, the results of NFO have been reported as a discontinued operation for all periods presented. The ratio of earnings to fixed charges from continuing operations were as follows for the periods indicated:

	Nine Months Ended September 30,	Years Ended December 31,
	2004	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges	*	*	1.73x	*	3.91x	3.80x

        In calculating the ratio of earnings to fixed charges, earnings are the sum of earnings from continuing operations before income taxes, income applicable to minority interests and equity in net income (loss) of unconsolidated affiliates, plus fixed charges. Fixed charges are the sum of interest on indebtedness, amortization of debt discount and expense and that portion of net rental expense deemed representative of the interest component.

*
For the nine months ended September 30, 2004 and the years ended December 31, 2003 and December 31, 2001, we had a deficiency of earnings to fixed charges. Results as reported would have required additional earnings of $492.5 million, $269.0 million and $586.4 million, respectively, to provide a one-to-one coverage ratio for those periods. The decline in the ratio of earnings to fixed charges subsequent to 2000 is due to lower income from operations, including restructuring and merger-related charges (in 2001, 2003 and 2004), impairment charges (in 2001, 2002, 2003 and 2004) and litigation charges (in 2003), as compared to prior periods.

DESCRIPTION OF CONCURRENT TRANSACTIONS

Tender Offer for 7 7/8% Notes due 2005

        We intend to use a portion of the net proceeds from this offering to fund our concurrent offer to purchase up to $250,000,000 in aggregate principal amount of our outstanding 7 7/8% notes due 2005. See "Use of Proceeds". Our obligation to accept for payment and to pay for notes validly tendered pursuant to the offer to purchase is subject to certain customary closing conditions.

Redemption of 1.87% Convertible Subordinated Notes due 2006

        We intend to use a portion of the net proceeds from this offering to redeem, in whole or in part, our outstanding 1.87% convertible subordinated notes due 2006. See "Use of Proceeds". We expect to give a notice of redemption to holders of such notes on or about the closing date of this offering. Notes called for redemption will be redeemed after the period required by the indenture under which the notes were issued, which will be at least 30, but not more than 60, days following the date of the notice. See "Use of Proceeds".

CAPITALIZATION

        The following table sets forth our short-term debt, long-term debt and stockholders' equity as of September 30, 2004 and as adjusted to give effect to:

  •
  this offering and the estimated related expenses and underwriting discounts and commissions;

  •
  the use of a portion of the net proceeds of this offering to purchase $250,000,000 in aggregate principal amount of our outstanding 7 7/8% notes due 2005; and

  •
  the use of a portion of the net proceeds of this offering to redeem our outstanding 1.87% convertible subordinated notes due 2006.

        The data are derived from our unaudited financial statements. You should read this table in conjunction with "Summary Selected Financial Data," which appears elsewhere in this prospectus supplement and our consolidated financial statements and related notes and the discussion of our liquidity and capital resources as of September 30, 2004 incorporated by reference in this prospectus supplement and the accompanying prospectus.

	September 30, 2004	September 30, 2004
	Actual	As adjusted
	(unaudited, in millions)
Short-term debt:
Loans payable	$74.5	$74.5
Long-term debt:
Payable to financial institutions	31.3	31.3
Notes—7.25%, due 2011	500.0	500.0
Notes—7.875%, due 2005	513.1
1.87% Convertible Subordinated Notes due 2006	344.5
4.50% Convertible Senior Notes due 2023	800.0	800.0
Notes— %, due 2009	—
Notes— %, due 2014	—
Stockholders' equity:
Total stockholders' equity	2,001.8	2,001.8

Total capitalization	$4,265.2	$

SUMMARY SELECTED FINANCIAL DATA

        The following tables set forth our selected financial data for each of the last three years, as well as for the nine months ended September 30, 2004 and 2003. These data, insofar as they relate to each of the years 2001 through 2003, have been derived from our audited financial statements, including the consolidated balance sheets at December 31, 2003 and 2002 and the related consolidated statements of income and of cash flows for the three years ended December 31, 2003 and the notes thereto which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The data for the nine months ended September 30, 2004 and 2003 have been derived from unaudited consolidated financial statements which are also incorporated by reference in this prospectus supplement and the accompanying prospectus and which, in the opinion of management, include all adjustments necessary for a fair statement of the results for the unaudited interim periods. The following selected financial data should be read in conjunction with our consolidated financial statements and notes to consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

SUMMARY SELECTED FINANCIAL DATA FOR THREE YEARS
(Amounts in Millions, Except Per Share Amounts and Number of Employees)
(Unaudited)

	As of or for the nine months ended			As of or for the years ended December 31,
	09/30/2004		09/30/2003	2003	2002	2001
OPERATING DATA
Revenue	$4,448.0		$4,234.0	$5,863.4	$5,737.5	$6,352.7
Salaries and related expenses	2,692.6		2,544.0	3,451.8	3,350.0	3,620.9
Office and general expenses(1)	1,489.6		1,401.2	1,896.9	1,889.3	2,060.7
Restructuring and other merger-related costs	65.6		142.4	175.6	12.1	634.5
Long-lived asset impairments and other charges	458.7		244.8	286.9	127.1	303.1
Investment impairments	37.0		42.2	84.9	39.7	210.8
Litigation charges	—		127.6	127.6	—	—
Interest expense	117.3		128.4	172.8	145.6	164.6
Provision for (benefit of) income taxes	105.2		36.3	254.0	117.9	(66.1)
Income (loss) from continuing operations	(607.2)		(450.4)	(552.9)	68.0	(550.1)
Income from discontinued operations	6.5		101.2	101.2	31.5	15.6
Net income (loss)	$(600.7)		$(349.2)	$(451.7)	$99.5	$(534.5)
Net income applicable to common stockholder (loss)	$(615.5)		$(349.2)	$(451.7)	$99.5	$(534.5)
PER SHARE DATA—BASIC
Continuing operations	$(1.50)		$(1.17)	$(1.43)	$0.18	$(1.49)
Discontinued operations	0.02		0.26	0.26	0.08	0.04
Total	$(1.49	)(2)	$(0.91)	$(1.17)	$0.26	$(1.45)
Weighted-average shares	414.4		384.0	385.5	376.1	369.0
PER SHARE DATA—DILUTED
Continuing operations	$(1.50)		$(1.17)	$(1.43)	$0.18	$(1.49)
Discontinued operations	0.02		0.26	0.26	0.08	0.04
Total	$(1.49	)(2)	$(0.91)	$(1.17)	$0.26	$(1.45)
Weighted-average shares	414.4		384.0	385.5	381.3	369.0
FINANCIAL POSITION
Working capital	$566.0		$(294.9)	$725.2	$(767.5)	$(78.3)
Total assets	$11,202.3		$11,272.0	$12,234.5	$11,793.7	$11,375.3
Total long-term debt	$2,188.9		$2,191.0	$2,191.7	$1,817.7	$2,480.6
Book value per share	4.74		4.96	6.23	5.44	4.86
OTHER DATA
Common Stock:
Cash dividends	$—		$—	$—	$145.6	$129.2
Cash dividends per share	$—		$—	$—	$0.38	$0.38
Preferred Stock:
Cash dividends	$14.8		$—	—	—	—
Cash dividends per share	$1.97		$—	—	—	—
Number of employees	44,200		43,500	43,400	46,900	50,400

(1)
Includes previously disclosed amortization of intangible assets.

(2)
Does not foot due to rounding.

INTERPUBLIC

        Interpublic is a group of advertising and specialized marketing and communication services companies that together represent one of the largest resources of advertising and marketing expertise in the world. With offices and other affiliations in more than 100 countries, we had revenues of approximately $5.9 billion and a net loss of $451.7 million in 2003. For the nine months ended September 30, 2004, we had revenues of approximately $4.4 billion and a net loss of $600.7 million, compared to revenues of approximately $4.2 billion and a net loss of $349.2 million for the nine months ended September 30, 2003.

Advertising and Specialized Marketing and Communications Services Businesses

        We are one of the world's largest groups of global marketing services companies, providing our clients with communications and marketing expertise in three broad areas:

  •
  Advertising, which includes advertising and media management;

  •
  Marketing Communications, which includes direct marketing, database and customer relationship management, public relations, sales promotion, event marketing, on-line marketing, corporate and brand identity, brand consultancy and healthcare marketing; and

  •
  Marketing Services, which includes sports and entertainment marketing, corporate meetings and events, retail marketing and other marketing and business services.

        We seek to be the best in quality and a leading competitor in all of these areas.

        We are currently organized into four global operating groups. Three of these groups, McCann Worldgroup ("McCann"), The FCB Group and The Partnership, provide a comprehensive array of global communications and marketing services. Each offers a distinctive range of solutions for our clients. The fourth global operating group, CMG (the Constituent Management Group), provides clients with diversified services, including public relations, meeting and event production, corporate and brand identity and strategic marketing consulting. In addition to these groups, Interpublic also includes a group of leading stand-alone companies that provide their clients with a full range of advertising and/or marketing communications services.

        We believe this organizational structure allows us to provide comprehensive solutions for clients, enables stronger organic growth among all our operating companies and allows us to bring improved operating efficiencies to our organization.

        A brief description of our current global operating groups follows:

        McCann Worldgroup was founded on the global strength and quality of McCann, one of the world's leading advertising agencies. It includes companies spanning advertising, media, customer relationship management, events, sales promotion, on-line marketing communications and healthcare communications. Launched in late 1997, McCann has expanded rapidly to become one of the world's leading networked marketing communications groups. Globally, 40 of McCann's top 50 clients now use three or more McCann companies. McCann includes the following companies:

  •
  McCann-Erickson Worldwide (advertising);

  •
  Universal McCann Worldwide (media planning and buying);

  •
  MRM Partners Worldwide (direct/customer relationship management; on-line marketing communications through Zentropy);

  •
  Momentum Worldwide (event marketing/sponsorship/sales promotion); and

  •
  Torre Lazur McCann Healthcare Worldwide (healthcare advertising and marketing).

        The FCB Group is a single global integrated network centered on Foote, Cone & Belding Worldwide and its advertising, direct marketing and sales promotion capabilities. This group also includes the following specialized services:

  •
  FCBi (direct and digital marketing);

  •
  Marketing Drive Worldwide (integrated promotional marketing);

  •
  R/GA (web design and development);

  •
  FCB HealthCare (healthcare marketing); and

  •
  The Hacker Group (customer acquisition direct marketing).

        The Partnership provides collaboration across a global group of independently managed networks with creative and executional capabilities across all disciplines. The partners seek to preserve their uniqueness while creating the ability to interconnect seamlessly to better service clients. Partner companies include:

  •
  Lowe & Partners Worldwide (advertising);

  •
  Lowe Healthcare Worldwide (healthcare marketing);

  •
  Draft (direct and promotional marketing);

  •
  Zipatoni (promotional marketing);

  •
  Mullen (advertising); and

  •
  Dailey & Associates (advertising).

        CMG (the Constituent Management Group) was formalized during the first quarter of 2004. CMG provides clients with diversified constituent marketing services, including public relations, meeting and event production, corporate and brand identity and strategic marketing consulting. Prior to its formalization, its constituent parts (except for Jack Morton) had been stand-alone entities. It includes:

  •
  Weber Shandwick Worldwide, Golin/Harris International and DeVries Public Relations (public relations);

  •
  FutureBrand; and

  •
  Jack Morton Worldwide.

        Independent Agencies.    Interpublic also includes a group of leading stand-alone companies that provide their clients with a full range of advertising, marketing communications services and/or marketing services and partner with our global operating groups as needed. These include:

  •
  Initiative Media (media planning and buying);

  •
  Campbell Ewald;

  •
  Hill Holliday;

  •
  Deutsch;

  •
  Octagon Worldwide;

  •
  The Martin Agency;

  •
  Carmichael-Lynch;

  •
  Gotham; and

  •
  MAGNA Global (advertising media negotiations and television program development).

        In addition to domestic operations, we provide services for clients whose business is international in scope as well as for clients whose business is restricted to a single country or a small number of countries. Revenue for 2003 and 2002 is presented below by major geographic area:

	Year Ended December 31,
	2003	2002
	(in millions)
United States	$3,284.2	$3,313.6
International
United Kingdom	599.1	584.5
All other Europe	1,094.0	986.8
Asia Pacific	420.1	384.7
Latin America	233.9	266.4
Other	232.1	201.5

Total International	2,579.2	2,423.9

Total Consolidated	$5,863.4	5,737.5

Sources of Revenue

        We generate revenue from planning, creating and placing advertising in various media and from planning and executing other communications or marketing programs. Historically, the commission customary in the industry was 15% of the gross charge for advertising space or time; more recently, lower commissions have been negotiated, but often with additional incentives paid for better performance. For example, an incentive component is frequently included in arrangements with clients based on improvements in an advertised brand's awareness or image, or increases in a client's sales or market share of the products or services being advertised. Under commission arrangements, media bill us at their gross rates. We bill these amounts to our clients, remit the net charges to the media and retain the balance as our commission.

        Increasingly, in the United States and to a lesser degree in Europe, many clients compensate us on a fee basis, under which we bill our client for the net charges billed by the media plus an agreed-upon fee. These fees usually are calculated to reflect our hourly rates and out-of-pocket expenses incurred on behalf of clients, plus proportional overhead and a profit mark-up.

        Like other agencies, we are primarily responsible for paying the media with respect to firm contracts for advertising time or space placed on behalf of our clients. Our practice generally is to pay media charges only once we have received funds from our clients, and in some instances we agree with the media that we will be solely liable to pay the media only after the client has paid us for the media charges. We make serious efforts to reduce the risk from a client's nonpayment including by generally carrying out credit clearances and requiring in some cases payment of media in advance.

        We also receive commissions from clients for planning and supervising work done by outside contractors in connection with the physical preparation of finished print advertisements and the production of television and radio commercials and other forms of advertising. This commission is customarily 17.65% of the outside contractor's net charge, which is the same as 15.0% of the outside contractor's total charges including commission. With the increasing use of negotiated fees, the terms on which outstanding contractors' charges are billed are subject to wide variations and even include, in some instances, the replacement of commissions with negotiated flat fees.

        We also derive revenue from other activities, including the planning and placement in media of advertising produced by unrelated advertising agencies; the maintenance of specialized media placement facilities; the creation and publication of brochures, billboards, point of sale materials and direct marketing pieces for clients; the management of public relations campaigns; the creation and management of special events, meetings and shows at which clients' products are featured; and the design and implementation of interactive programs for special marketing needs.

Clients

        The five clients that made the largest revenue contribution in 2003 accounted individually for approximately 1.8% to 8.3% of our revenue and in the aggregate accounted for approximately 17.4% of our revenue. Our twenty largest clients accounted for approximately 29.8% of our revenue. Based on revenue, as of December 31, 2003, our largest clients included General Motors Corporation, Johnson & Johnson, Microsoft, Nestle and Unilever. While the loss of the entire business of one of our largest clients might have a material adverse effect upon our business, we believe that it is very unlikely that the entire business of any of these clients would be lost at the same time, because we represent several different brands or divisions of each of these clients in a number of geographical markets in each case through more than one of our agency systems.

        Representation of a client rarely means that we handle advertising for all brands or product lines of the client in all geographical locations. Any client may transfer its business from an agency within our company to a competing agency, and a client may reduce its marketing budget at any time.

        Our agencies have written contracts with many of their clients. As is customary in the industry, these contracts provide for termination by either party on relatively short notice, usually 90 days but sometimes shorter or longer. In 2003, however, 25% of revenue was derived from clients that had been associated with one or more of our agencies or their predecessors for 20 or more years.

DESCRIPTION OF THE NOTES

        We have summarized the provisions of the Notes below. The Notes constitute the senior debt securities described in the accompanying prospectus. This summary supplements, and to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in "Description of Debt Securities" in the accompanying prospectus.

        The 2009 Notes will be issued under the indenture dated November 12, 2004 entered into with SunTrust Bank, as trustee (the "Base Indenture"), as supplemented by a supplemental indenture relating to the 2009 Notes (the "2009 Notes Indenture"). The 2014 Notes will also be issued under the Base Indenture, as supplemented by a supplemental indenture relating to the 2014 Notes ("the 2014 Notes Indenture" and, together with the 2009 Notes Indenture, the "Indenture"). We urge you to read the Indenture because it, not the summaries below and in the accompanying prospectus, defines your rights. You may obtain a copy of the Indenture from us without charge. See the section in the accompanying prospectus entitled "Where You Can Find More Information".

General

        The 2009 Notes will mature on            , 2009 and will bear interest at the rate per annum shown on the cover page of this prospectus supplement from             , 2004, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the             or            immediately preceding the interest payment date on            and            of each year, commencing            , 2005, and on the maturity date. The 2014 Notes will mature on            , 2014 and will bear interest at the rate per annum shown on the cover page of this prospectus supplement from            , 2004, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the            or            immediately preceding the interest payment date on            and            of each year, commencing            , 2005, and on the maturity date.

        If any interest payment date, date of redemption or the maturity date of any of the Notes is not a business day, then payment of principal, premium, if any, and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

        The Notes do not contain any sinking fund provisions.

        The Notes will be issued only in registered form without coupons, in denominations of $2,000 or integral multiples thereof. No service charge will be made for any registration of transfer or any exchange of Notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

        The Notes will be our unsecured and unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness. On a consolidated basis, we had $2,263.4 million of debt outstanding as of September 30, 2004, none of which was secured debt and $344.5 million of which was subordinated debt. Of the $2,263.4 million, our subsidiaries had $105.6 million of indebtedness outstanding as of September 30, 2004. Our revolving credit facilities with syndicates of banks contain financial covenants and restrict in certain circumstances our domestic subsidiaries ability to incur debt.

Additional Notes

        With respect to both the 2009 Notes or the 2014 Notes, we may, without the consent of the holders of the Notes, create and issue additional Notes ranking equally with the Notes in all respects, including having the same CUSIP number, so that such additional Notes shall be consolidated and form a single series with such Notes and shall have the same terms as to status or otherwise as such Notes. No additional 2009 Notes or 2014 Notes may be issued if an Event of Default has occurred and is continuing with respect to such Notes.

Optional Redemption

        Each of the 2009 Notes and the 2014 are redeemable, in whole or in part, at any time, at our option, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the Notes being redeemed; or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus            basis points and            basis points in respect of the 2009 Notes and the 2014 Notes respectively, each as calculated by an Independent Investment Banker, plus, in either of the above cases, accrued and unpaid interest thereon to the redemption date.

"Adjusted Treasury Rate" means, with respect to any redemption date:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third business day preceding the redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those Notes ("Remaining Life").

"Comparable Treasury Price" means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

"Independent Investment Banker" means any Reference Treasury Dealer appointed by the trustee after consultation with us.

"Reference Treasury Dealer" means:

  •
  each of Citigroup Global Markets Inc., UBS Securities LLC and J.P. Morgan Securities Inc., and their respective successors; provided that, if any of the foregoing ceases to be a primary U.S. Government securities dealer in the United States (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer; and

  •
  any other Primary Treasury Dealer selected by us.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed. If we elect to redeem fewer than all of the Notes, the trustee will select in a fair and appropriate manner the Notes to be redeemed.

        Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Book-Entry Notes

        Each of the 2009 Notes and the 2014 Notes will be issued in the form of one or more fully registered global notes (the "Global Notes") which we expect to be deposited on            , 2004 with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of Cede & Co., the Depository's nominee. Notes in physical form will not be issued, unless otherwise determined in limited circumstances. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository.

        While the Notes are represented by one or more global certificates:

  •
  You will not be able to have the Notes registered in your name.

  •
  You will not be able to receive a physical certificate for the Notes.

  •
  Our obligations, as well as the obligations of the trustee and any of our agents, under the Notes will run only to the Depository as the registered owner of the Notes. For example, once we make payment to the Depository, we will have no further responsibility for the payment even if the Depository or your broker, bank or other financial institution fails to pass it on so that you receive it.

  •
  Your rights under the Notes relating to payments, transfers, exchanges and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank or other financial institution, and/or the contractual arrangements you or your broker, bank or financial institution has with the Depository. Neither we nor the trustee has any responsibility for the actions of the Depository or your broker, bank or financial institution.

  •
  You may not be able to sell your interests in the Notes to some insurance companies and others who are required by law to own their Notes in the form of physical certificates.

  •
  Because the Notes will trade in the Depository's Same-Day Funds Settlement System, when you buy or sell interests in the Notes, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the Notes to others.

        A global note generally can be transferred only as a whole, unless it is being transferred to certain nominees of the depositary or it is exchanged in whole or in part for Notes in physical form. If a global note is exchanged for Notes in physical form, they will be in denominations of $2,000 and integral multiples thereof.

        Investors may elect to hold interests in the Global Notes through either the Depository (in the United States) or Clearstream Banking, Société anonyme ("Clearstream Luxembourg") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") (in Europe) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depository. Citibank, N.A. will act as depositary for Clearstream Luxembourg and JPMorgan Chase Bank, will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Beneficial interests in the Global Notes will be held in denominations of $2,000 and integral multiples thereof. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

        Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations ("Clearstream Luxembourg Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg Participant either directly or indirectly.

        Distributions with respect to 2009 Notes or 2014 Notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

        Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        The Euroclear Operator was launched on December 31, 2000, and replaced Morgan Guaranty Trust Company of New York as the operator of and banker to the Euroclear system. Euroclear Bank S.A./N.V. has capital of approximately EUR 1 billion.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear. In the event Notes in physical form are issued, the Company will promptly provide notice to the holders of the Notes and appoint a paying agent and transfer agent in Luxembourg.

        The information in this section concerning the Depository and its book-entry system, Clearstream Luxembourg and Euroclear has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

Same-Day Settlement and Payment

        Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between participants of the Depository will occur in the ordinary way in accordance with Depository rules and will be settled in immediately available funds using the Depository's Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through the Depository on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear Participants, on the other, will be effected in the Depository in accordance with the Depository rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in the Depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Clearstream Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

        Because of time-zone differences, credits of Notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the Depository settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant

Euroclear or Clearstream Luxembourg Participants on such business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of Notes by or through a Clearstream Luxembourg Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depository settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depository.

        Although the Depository, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depository, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

CERTAIN U.S. INCOME TAX CONSIDERATIONS

        The following summary describes certain U.S. federal income tax consequences to you of the purchase, ownership and disposition of Notes as of the date hereof. This summary deals only with holders that purchase Notes in the initial offering at their issue price (i.e., the first price at which a substantial amount of Notes is sold to investors) and that hold such Notes as capital assets.

        This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not represent a detailed description of the federal income tax consequences to you in light of your particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a financial institution, a tax-exempt entity, if your "functional currency" is not the U.S. dollar, if you are an insurance company, a dealer in securities or foreign currencies, certain short-term holder of Notes, if you hold the Notes as part of a hedge, straddle, "constructive sale," "conversion" or other integrated transactions, or if you are a U.S. expatriate, "controlled foreign corporation" or "passive foreign investment company"), and it generally does not address any federal taxes other than federal income taxes. You should be aware that the U.S. federal income tax consequences of holding the Notes may be materially different for investors described in the prior sentence, including as a result of recent changes in law applicable to investors with short holding periods or that engage in hedging transactions.

        If an entity classified as a partnership for U.S. federal income tax purposes holds our Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Notes, you should consult your tax advisors.

        If you are considering the purchase of Notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of the Notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or non-U.S. income tax consequences.

U.S. Federal Income Tax Consequences to U.S. Holders

        The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a citizen or resident of the United States or a domestic corporation or a person who is otherwise subject to U.S. federal income tax on a net income basis in respect of the Notes (a "U.S. Holder").

Payments of Interest

        In general, you must report interest on the Notes as ordinary interest income at the time such payments are accrued or are received, in accordance with your regular accounting method.

Disposition of the Notes

        On the sale, exchange or retirement of a Note:

  •
  You will have taxable gain or loss equal to the difference between the amount received by you (other than amounts representing accrued and unpaid interest) and your adjusted tax basis in the Note.

  •
  Your gain or loss will generally be a capital gain or loss and will be a long-term capital gain or loss if you held the Note for more than one year at the time of disposition. The deductibility of capital losses is subject to limitation.

  •
  If you sell a Note between interest payment dates, a portion of the amount you receive will reflect interest that has accrued on the Note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sales proceeds.

Backup Withholding Tax and Information Reporting

        Payments of principal and interest on, and the proceeds of dispositions of, the Notes may be subject to information reporting and U.S. federal backup withholding tax if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Backup withholding is not an additional tax. Any amounts so withheld will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability, and may entitle you to a refund provided you timely furnish the required information to the Internal Revenue Service ("IRS").

U.S. Federal Income Tax Consequences to Non-U.S. Holders.

        The following is a summary of certain U.S. federal tax consequences that will apply to you if you are a Non-U.S. Holder of the Notes. The term "Non-U.S. Holder" means a beneficial owner of a Note or shares of common stock that is not a U.S. Holder.

U.S. Federal Withholding Tax

        The 30% U.S. federal withholding tax will not apply to any payment of principal or stated interest on a Note provided that:

  •
  you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

  •
  you are not a controlled foreign corporation that is related to us through stock ownership; and

  •
  either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold your Notes through certain foreign intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification and other rules apply to certain non-U.S. holders that are entities rather than individuals.

        If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us or our paying agent with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on a Note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business (as described below under "— U.S. Federal Income Tax") in the U.S.

        You are urged to consult your tax advisor regarding the availability of the above exemptions and the procedure for obtaining such exemptions, if available. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

        The 30% U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a Note.

U.S. Federal Income Tax

        If you are engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business (and the interest is attributable to a permanent establishment maintained by you in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. tax on a net income basis), you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided you comply with certain certification and disclosure requirements discussed above in "— U.S. Federal Withholding Tax") in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of such effectively connected interest.

        Any gain realized on the disposition of a Note generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the U.S. (and, if applicable, attributable to a permanent establishment maintained by you in the U.S.), in which case if you are a foreign corporation the branch profits tax described above may also apply; or

  •
  you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Backup Withholding Tax and Information Reporting

        In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to payments made by us with respect to the Notes if the Non-U.S. Holder has provided us with an IRS Form W-8BEN described above and we do not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. In addition, no backup withholding will be required regarding the gross proceeds of the sale of Notes made within the United States or conducted through certain U.S. financial intermediaries if the payor receives that statement described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts so withheld will be allowed as a credit against such non-U.S. Holder's Federal income tax liability and may entitle you to a refund provided you timely furnish the required information to the IRS.

UNDERWRITING

        We and the underwriters for the offering named below have entered into an underwriting agreement and related terms agreements with respect to the Notes dated             , 2004 for each of the 2009 Notes and the 2014 Notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of the 2009 Notes and the 2014 Notes indicated in the following table. Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and UBS Securities LLC are the representatives of the underwriters.

Underwriters	Principal Amount of 2009 Notes	Principal Amount of 2014 Notes
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
UBS Securities LLC
HSBC Securities (USA) Inc.
Morgan Stanley & Co. Incorporated
Calyon Securities (USA) Inc.
ING Financial Markets
Keybanc Capital Markets, a Division of McDonald Investments Inc.
SunTrust Capital Markets, Inc.

Total

        The underwriters are committed to take and pay for all of the Notes being offered, if any are taken.

        Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to            % of the principal amount of the 2009 Notes and            % of the principal amount of the 2014 Notes. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to            % of the principal amount of the 2009 Notes and            % of the principal amount of the 2014 Notes. If all the Notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

        The Notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

        In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        The Notes are being offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

        Each of the underwriters has agreed that it will not offer, sell or deliver any of our Notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will to the best knowledge and belief of such underwriter result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on us except as set forth in the underwriting agreement.

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $                  .

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

        Certain of the underwriters or their affiliates are lenders and/or agents under our revolving credit facilities, as well as certain committed and uncommitted lines of credit and as such, may receive repayment of any amounts outstanding, from time to time, under these facilities or lines of credit from the net proceeds of this offering (although we have no current intention to repay any amounts so outstanding from the net proceeds of this offering). See "Use of Proceeds." In addition, certain of the underwriters have acted as initial purchasers in prior offerings of our debt and equity securities. They have received customary fees and commissions for these transactions. Because more than 10% of the proceeds of this offering, not including underwriting compensation, may be received by entities who are affiliated with National Association of Securities Dealers, Inc. members who are participating in this offering, this offering is being conducted in compliance with the NASD Conduct Rule 2710(h). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the Notes are rated Baa3 or better by Moody's rating service.

        The underwriters will make the Notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between the underwriters and their customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from the underwriters based on transactions the underwriters conduct through the system. The underwriters will make the Notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

LEGAL MATTERS

        The validity of the Notes will be passed upon for us by Nicholas J. Camera, Esq., Senior Vice President, General Counsel and Secretary of Interpublic and by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Shearman & Sterling LLP, New York, New York, will pass upon certain legal matters relating to the Notes for the underwriters.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference room located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's web site at http: //www.sec.gov, and at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

        This prospectus "incorporates by reference" information that we have filed with the SEC under the Securities Exchange Act of 1934. This means that we are disclosing important information to you by referring you to those documents. Information contained in any subsequently filed document, to the extent it modifies information in this prospectus or in any document incorporated by reference in this prospectus, will automatically update and supersede the information originally in this prospectus or incorporated by reference in this prospectus. We incorporate by reference the following documents listed below (filed under SEC File Number 001-06686) and any future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished under Items 2.02 or 7.01 of Form 8-K), until the termination of the offering of securities offered by this prospectus:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2003 (Film Number 04668840);

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 (Film Number 04792275), June 30, 2004 (Film Number 04961144) and September 30, 2004 (Film Number 041128277);

  •
  Our Current Reports on Form 8-K (other than information furnished under Items 9 or 12 of Form 8-K) filed:

  —
  January 5, 2004 (Film Number 04505830),

  —
  January 22, 2004 (Film Number 04537692),

  —
  January 27, 2004 (Film Number 04547149),

  —
  March 10, 2004 (Film Number 04661083),

  —
  April 20, 2004 (Film Number 04741546),

  —
  May 7, 2004 (Film Number 04790316),

  —
  May 12, 2004 (Film Number 04798941),

  —
  May 26, 2004 (containing revised Items 7 and 8 of Part I of our Annual Report on Form 10-K for the year ended December 31, 2003, which revised Items give effect to a change in our reportable segments occurring during the first quarter of 2004 and superseded the corresponding Items contained in such Annual Report) (Film Number 04833120),

  —
  June 29, 2004 (Film Number 04889349),

  —
  July 6, 2004 (Film Number 04902975), and

  —
  August 6, 2004 (Film Number 04958205); and

  •
  Our Current Reports on Form 8-K (other than information furnished under Items 2.02 or 7.01 of Form 8-K) filed:

  —
  September 17, 2004 (Film Number 041034637),

    —
    October 27, 2004 (Film Number 041100140),

    —
    November 1, 2004 (Film Number 041108725),

    —
    November 3, 2004 (Film Number 041114882),

    —
    November 4, 2004 (Film Number 041117592),

    —
    November 5, 2004 (Film Number 041122124), and

    —
    November 12, 2004 (containing revised Items 7 and 8, and certain revised text of Item 1, of Part I of our Annual Report on Form 10-K for the year ended December 31, 2003, which revised Items give effect to a change in our reportable segments occurring during the second quarter of 2004 and superseded the corresponding Items contained in such Annual Report, as superseded by revised Items 7 and 8 of Part I of such Annual Report contained in our Current Report on Form 8-K filed May 26, 2004) (Film Number 041138198).

        You may request a copy of these filings at no cost, by writing or telephoning our subsidiary, Financial Relations Board, at the following address:

Financial Relations Board
1212 Avenue of the Americas, 5th Floor
New York, New York 10036
Attn: Julie Tu
(212) 827-3776

        The above SEC filings are also available to the public on our website at www.interpublic.com. (We have included our website address as an inactive textual reference and do not intend it to be an active link to our website. Information on our website is not part of this prospectus supplement or the accompanying prospectus.)

PROSPECTUS

$1,800,000,000

The Interpublic Group of Companies, Inc.

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Stock Warrants
Debt Securities Warrants
Stock Purchase Contracts
Stock Purchase Units

        We may offer and sell the following securities from time to time in one or more offerings:

  •
  common stock,

  •
  preferred stock,

  •
  depositary shares,

  •
  debt securities,

  •
  stock warrants,

  •
  debt securities warrants,

  •
  stock purchase contracts, and

  •
  stock purchase units.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The prospectus supplement may update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

        Investing in the securities involves risks. See "Risk Factors" beginning on page 3 of this prospectus. See also "Special Note Regarding Forward-Looking Statements and Other Factors" on page 11 of this prospectus.

        The securities may be offered directly or to or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2003.

About this Prospectus	2
Risk Factors	3
Where You Can Find More Information	10
Special Note Regarding Forward-Looking Statements And Other Factors	11
Ratio of Earnings to Fixed Charges	12
Price Range of Common Stock and Dividend Policy	13
Use of Proceeds	14
Interpublic	15
Description of Debt Securities	19
Description of Preferred Stock and Depositary Shares	31
Description of Common Stock	32
Description of Warrants	34
Description of Stock Purchase Contracts and Stock Purchase Units	36
Book-Entry Procedures	37
Plan of Distribution	40
Validity of Securities	41
Experts	41

        We have not authorized anyone to give any information or make any representation about the offering that is different from, or in addition to, that contained in this prospectus, the related registration statement or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this type, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement (No. 333-109384) that we filed with the United States Securities and Exchange Commission, or the "SEC." By using this shelf registration statement, we may sell up to $1,800,000,000 aggregate initial offering price of any combination of the securities described in this prospectus from time to time and in one or more offerings.

        This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. Those terms may vary from the terms described in this prospectus. As a result, the summary descriptions of the common stock, preferred stock, depositary shares, debt securities, stock warrants, debt securities warrants, stock purchase contracts and stock purchase units in this prospectus are subject, and qualified by reference, to the descriptions of the particular terms of any securities contained in the related prospectus supplement. The supplement may also add, update or change other information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any related supplement, together with the additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information we provide or incorporate by reference in this prospectus and the applicable prospectus supplement, and in any pricing supplement. We have not authorized anyone to provide you with different or additional information. We are offering to sell the securities offered by this prospectus, and seeking offers to buy these securities, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sales of the securities.

        Unless otherwise indicated, all references in this prospectus to the "Corporation," "Registrant," "we," "our" or "Interpublic" refers to The Interpublic Group of Companies, Inc. and its subsidiaries.

RISK FACTORS

        You should consider carefully the following risks in addition to all the other information included or incorporated by reference in this prospectus, including the Special Note Regarding Forward-Looking Statements and Other Factors, before deciding to invest in the securities.

        Our revenues have declined and are susceptible to further declines as a result of adverse economic and political developments.

        An unfavorable economic and uncertain global political environment has resulted in reduced demand for our services. During past recessionary periods, our clients have looked to their advertising and marketing budgets for the quickest cuts in connection with implementation of their cost controls. In 2002, our worldwide revenues declined 9.7% as compared with 2001. In the first nine months of 2003, our revenues increased by 0.9% from the nine months ended September 30, 2002, as the benefit of higher foreign exchange rates masked a revenue decline of 3.4% on a constant currency basis. We anticipate for the remainder of 2003 continued weakness in demand for advertising and marketing services. If the economy remains weak, or weakens further, or in the event of adverse political or economic developments, including in connection with hostilities in the Middle East or elsewhere or terrorist attacks or in connection with major epidemics such as severe acute respiratory syndrome, or SARS, our results of operations are likely to be further adversely affected.

        We may be required to recognize additional impairment charges and changes in valuation allowances.

        We periodically evaluate the realizability of all of our long-lived assets (including goodwill and fixed assets), investments and deferred tax assets. As of September 30, 2003 we had approximately $3.3 billion of intangibles on our balance sheet, approximately $371 million in investments in less-than-majority-owned affiliates and approximately $652 million of deferred tax assets. Future events, including our financial performance and strategic decisions we make, could cause us to conclude that impairment indicators exist and that the asset values associated with these asset categories may have become impaired. Any resulting impairment loss would have an adverse impact on our reported earnings in the period in which the charge is recognized.

        In 2002, we recorded impairment charges of $127.1 million ($89.7 million, net of tax), including $33.0 million of fixed asset and capital expenditure write-offs, $82.1 million of goodwill impairment and $12.0 million to record the fair value of an associated put option, related to Motorsports, one of the operations of The Interpublic Sports & Entertainment Group. During the nine months ended September 30, 2003, we recorded charges of $244.8 million related to the impairment of long-lived assets at both our Octagon and Motorsports businesses, investment impairment charges of $42.2 million relating principally to international investments that had been determined to have incurred an "other than temporary" impairment and $48.7 million in charges to increase the Company's valuation allowance against deferred tax assets. The remaining book value of long-lived assets relating to Motorsports was $57.8 million as of September 30, 2003 and may be subject to further impairment charges depending upon the results of our exploration of strategic alternatives. In addition, Motorsports is contractually required to upgrade and improve some of its existing facilities over the next two years. The estimated capital expenditures relating to these operations that are currently considered impaired amount to approximately $24 million and will be subject to impairment charges as incurred.

        Any future impairment charge or changes in valuation allowances could adversely affect our financial condition and result in a violation of the financial covenants of our revolving credit facilities, which could trigger a default under those facilities and adversely affect our liquidity.

        Our revolving credit facilities allow for up to $300 million of non-cash, non-recurring goodwill or investment impairment charges to be taken between July 1, 2003 and September 30, 2004 (of which, as of September 30, 2003, we have recorded $250.7 million), as well as up to $70 million of non-cash, non-recurring impairment charges relating to the remaining book value of Motorsports and unlimited impairment charges relating to capital expenditures made since January 1, 2003 on behalf of Motorsports. Any charges in excess of these limits, or the recording of additional impairment charges not related to Motorsports, may adversely affect our compliance with the financial covenants of our revolving credit facilities.

        We will be incurring significant costs in the near term in connection with our planned restructuring program. The timing and ultimate amount of charges, and the savings we ultimately realize, may differ from what we currently expect.

        We are executing a restructuring program to reduce costs permanently through further headcount reductions and real estate consolidation. We currently expect to incur up to approximately $250 million of charges in connection with the restructuring program. Some of these charges will be incurred in periods ending after December 31, 2003. There is no guarantee that the timing and ultimate amount of charges we record, and the savings we ultimately realize, will not differ from what we currently expect. As of September 30, 2003, we have recorded $142.4 million of restructuring charges (of which $136.2 million were cash charges).

        The restructuring and related costs could adversely affect our financial condition and result in a violation of the financial covenants of our revolving credit facilities, which could trigger a default under those facilities and adversely affect our liquidity. The revolving credit facilities allow for up to $275 million of restructuring charges (of which up to $240 million may be cash charges) to be recorded in our financial statements through the fiscal quarter ending March 31, 2004. Any charges in excess of these limits, or the recording of restructuring charges in periods after March 31, 2004, may adversely affect our compliance with the financial covenants of our revolving credit facilities.

        We are exploring various options with respect to our motorsports commitments, some of which may involve a significant cash payment.

        We continue to have commitments under certain leasing and motorsports event contractual arrangements. As of September 30, 2003, we are committed to remaining payments under these arrangements of approximately $460 million. (This amount relates to undiscounted payments through 2015 principally under an executory contract and an operating lease and assumes payments over the maximum remaining term of the relevant agreements. This obligation has not been reduced by any future operating results to be generated from the arrangements.) We are continuing to explore various options with respect to these commitments, at least one of which may involve a cash payment. The amount of any such cash payment could be significant and would adversely impact our earnings in the period when incurred. We have obtained amendments of certain definitions contained in our revolving credit facilities to give us the flexibility to discharge these commitments. Any cash payments in excess of those permitted by these amendments would adversely affect our compliance with the financial covenants of our revolving credit facilities.

        Downgrades of our ratings could adversely affect us and the trading prices of our securities.

        On March 7, 2003, Standard & Poor's Ratings Services downgraded our credit rating to BB+. On May 14, 2003 Fitch Ratings downgraded our credit rating to BB+. Our current credit rating by Moody's Investors Services, Inc. is Baa3 with stable outlook; however, as reported by Moody's on May 8, 2003, this rating was placed on review for possible downgrade. In addition, our S&P and Fitch credit ratings are on negative outlook. We can give you no assurance that the credit ratings agencies will not take further adverse actions with respect to our ratings. Although the S&P and Fitch downgrades did not trigger, and a further ratings downgrade by any of the ratings agencies will not trigger, any acceleration of any of our indebtedness, these events may adversely affect our ability to access capital and would likely result in an increase in the interest rates payable under our two revolving credit facilities and future indebtedness. Any further downgrade could also negatively impact the market value of any securities we offer and sell under this prospectus.

        The loss of uncommitted lines of credit could adversely affect our liquidity.

        As of September 30, 2003, we had approximately $83.5 million outstanding under $731.7 million in uncommitted lines of credit. These borrowings are repayable upon demand. We use amounts available under the lines of credit, together with cash flow from operations, proceeds from the sale of NFO and cash on hand, to fund our working capital needs. If we lose all or a substantial portion of these lines of credit, we will be required to seek other sources of liquidity. If we are unable to replace these sources of liquidity, for example through access to the capital markets, our ability to fund our working capital needs will be adversely affected.

        We are still implementing our plan to improve our internal controls.

        In the fourth quarter of 2002, we announced that we had identified total charges of $181.3 million related to prior periods from January 1, 1997 through June 30, 2002 and restated our financial statements for these periods. Furthermore, on March 6, 2003, we announced that we had identified total charges of $165.7 million related to prior periods from January 1, 1997 through September 30, 2002, including amounts related to impairment charges and other adjustments with respect to Motorsports. We have since restated our financial statements for those periods. In addition, we were first informed in the third quarter of 2002 by our independent auditors that they had identified a "material weakness" (as defined under standards established by the American Institute of Certified Public Accountants) relating to the processing and monitoring of inter-company transactions, and senior management determined that this material weakness, together with other deficiencies associated with a lack of balance sheet monitoring, if unaddressed, could result in accounting errors in our consolidated financial statements. Concurrently with, and in response to, the restatement of our financial statements filed with the SEC in December 2002, we identified various changes to our accounting and internal control structure that we believed were necessary to help ensure that accounting errors, such as those underlying our restatements, do not arise in the future. Although we have implemented many of these changes, and we and our management have concluded that, taking into account these changes to date, our disclosure controls and procedures are effective to provide reasonable assurance of achieving their control objectives, some of the measures are still in the process of being implemented. If, notwithstanding this reasonable assurance, further restatements were to occur or other accounting-related problems emerge, we could face additional litigation exposure and greater scrutiny from the SEC in connection with the SEC investigation currently taking place. Any future restatements or other accounting-related problems may adversely affect our financial condition and would also likely negatively impact the market value of any securities we offer and sell under this prospectus.

        Pending litigation could have a material adverse effect on our financial condition.

        Shortly after we first announced, in August 2002, the restatement of our previously reported earnings, thirteen federal securities purported class actions were filed against us and eight of our present and former directors and officers by a purported class of purchasers of our stock. These lawsuits allege false and misleading statements to shareholders, including the alleged failure to disclose the existence of additional charges that would need to be expensed and the lack of internal financial controls, which allegedly resulted in an overstatement of our financial results during the period in question. Since that time, these lawsuits have been consolidated in the Southern District of New York and, in February 2003, we moved to dismiss the consolidated amended complaint. On May 29, 2003, our motion to dismiss was denied as to us and granted, in part, as to the present and former directors and officers named in the lawsuit. On June 30, 2003, we filed an answer to the consolidated amended complaint. On November 6, 2003, the court granted the plaintiffs' motion to certify the class. We intend to continue to deny all allegations and defend ourselves against these claims vigorously. Two purported class actions were also filed in state court by a purported class of former shareholders of True North Communications, Inc., who exchanged their shares of True North for the shares of our common stock in connection with our acquisition of True North in June 2001. These two lawsuits allege that we and the present and former directors and officers named in the lawsuits failed to disclose the existence of additional charges that should have been expensed and the lack of adequate internal financial controls. On September 10, 2003, the state court stayed these lawsuits. On September 24, 2003, plaintiffs filed a notice that they will appeal the stay. In addition to these lawsuits, we are defending a shareholders' derivative suit alleging a breach of fiduciary duty to our shareholders. The derivative action is now before the United States District Court for the Southern District of New York, and, on August 12, 2003, we moved to dismiss that complaint. Plaintiffs in all of these lawsuits seek unspecified damages. The outcomes of these proceedings are uncertain and their final resolution could have a material impact on our financial position, cash flows or results of operation. We are presently attempting to settle the litigations described above. We cannot give any assurances that these attempts will result in a settlement agreement, that any such agreement will receive the approval of the court or as to the amount or type of consideration that we might agree to pay in connection with any settlement.

        During the three months ended September 30, 2003, we recorded litigation charges of $127.6 million for various legal matters, including principally the matters discussed above. The principal amount of the charges relates to our current estimate of amounts that may be payable, which we currently believe would be paid primarily in shares of common stock.

        An ongoing SEC investigation regarding our accounting restatements could adversely affect us or the market value of the securities.

        Following our announcement in August 2002 of the restatement of our financial results for the periods from 1997 to June 2002, we were informed by the SEC that it was conducting an informal inquiry into the matters surrounding the restatement. In January 2003 we were informed by the SEC that it had issued a formal order of investigation with respect to these matters. While we are cooperating fully with the investigation, adverse developments in connection with the investigation, including any expansion of the scope of their investigation, could negatively impact the market value of any securities we offer and sell under this prospectus and could divert the efforts and attention of our management team from our ordinary business operations.

        Our revolving credit facilities with syndicates of banks restrict our ability to take some corporate actions, including making dividend payments.

        The current terms of our two revolving credit facilities with syndicates of banks restrict our ability to (1) make cash acquisitions or investments in excess of $100 million annually, (2) declare or pay dividends or repurchase shares of common stock in excess of $25 million annually and (3) make capital expenditures in excess of $175 million annually. They also limit the ability of our domestic subsidiaries to incur additional debt. Our future earnings performance will determine the permitted levels of share buybacks and dividend payments (currently the permitted level of dividend payments and share buybacks is $25 million annually). All limitations on dividend payments and share buybacks expire when earnings before interest, taxes, depreciation and amortization (EBITDA), as defined in the credit facilities, exceed $1.3 billion for four consecutive quarters. We paid no dividend in the first nine months of 2003. Our future dividend policy will be determined on a quarter-by-quarter basis, will depend on earnings, financial condition, capital requirements and other factors and will be subject to the restrictions under the amended revolving credit facilities.

        If our exploration of strategic alternatives for Motorsports does not result in a successful transaction, our stock price could be adversely affected.

        We are exploring strategic alternatives with respect to some or all of our Motorsports holdings. We can give you no assurance that our efforts with regard to these holdings will result in a successful transaction. Our stock price could be adversely affected if we are unable to conclude a transaction with respect to some or all of our Motorsports holdings.

        We may not realize all the benefits we expect from acquisitions we have made.

        The success of acquisitions depends on the effective integration of newly-acquired businesses into our current operations. Important factors for integration include realization of anticipated synergies and cost savings and the ability to retain and attract personnel and clients. Between January 2001 and September 2002, we completed 29 acquisitions, including the acquisition of True North Communications Inc. in June 2001. There can be no assurance that we will realize all the benefits we expect from our recent or future acquisitions.

        We compete for clients in a highly competitive industry.

        The advertising agency and other marketing communications and marketing services businesses are highly competitive. Our agencies and media services must compete with other agencies and with other providers of creative or media services which are not themselves advertising agencies, in order to maintain existing client relationships and to obtain new clients. The client's perception of the quality of an agency's "creative product," our reputation and the agency's reputation are, to a large extent, factors in determining our competitive position in the advertising agency business. An agency's ability to serve clients, particularly large international clients, on a broad geographic basis is also an important competitive consideration. On the other hand, because an agency's principal asset is its people, freedom of entry into the business is almost unlimited and quite small agencies are, on occasion, able to take all or some portion of a client's account from a much larger competitor.

        Size may limit an agency's potential for securing new business, because many clients prefer not to be represented by an agency that represents a competitor. Also, clients frequently wish to have different products represented by different agencies. Our ability to attract new clients and to retain existing clients may, in some cases, be limited by clients' policies on or perceptions of conflicts of interest. These policies can, in some cases, prevent one agency and, in limited circumstances, different agencies within the same holding company, from performing similar services for competing products or companies. In addition, these perceived conflicts, following an acquisition by us of an agency or company, can result in clients terminating their relationship with us or reducing the number or scope of projects for which they retain those agencies. Moreover, as a result of the True North acquisition and the resulting larger number of clients, we face a greater likelihood of conflicts with potential new clients in the future.

        If we fail to maintain existing clients or attract new clients, our business may be adversely impacted.

        Our business could be adversely affected if we lose or fail to attract key employees.

        Employees, including creative, research, media, account and practice group specialists, and their skills and relationships with clients, are among our most important assets. An important aspect of our competitiveness is our ability to retain key employee and management personnel. Compensation for these key personnel is an essential factor in attracting and retaining them, and there can be no assurances that we will offer a level of compensation sufficient to attract and retain these key personnel. If we fail to hire and retain a sufficient number of these key employees, we may not be able to compete effectively.

        We are subject to regulations that could restrict our activities or negatively impact our revenues.

        Advertising and marketing communications businesses are subject to government regulation, both domestic and foreign. There has been an increasing tendency in the United States on the part of advertisers to resort to the courts and industry and self-regulatory bodies to challenge comparative advertising on the grounds that the advertising is false and deceptive. Through the years, there has been a continuing expansion of specific rules, prohibitions, media restrictions, labeling disclosures and warning requirements with respect to the advertising for certain products. Representatives within government bodies, both domestic and foreign, continue to initiate proposals to ban the advertising of specific products and to impose taxes on or deny deductions for advertising which, if successful, may have an adverse effect on advertising expenditures and consequently our revenues.

        International business risks could adversely affect our operations.

        International revenues represented 42% of our total revenues in 2002 and 43% of our total revenues in the first nine months of 2003. Our international operations are exposed to risks that affect foreign operations of all kinds, including, for example, local legislation, monetary devaluation, exchange control restrictions and unstable political conditions. These risks may limit our ability to grow our business and effectively manage our operations in those countries.

        The market price of our common stock and our earnings per share could be reduced if our 4.5% convertible senior notes were to be immediately convertible or if we were to issue additional equity or convertible securities.

        If the 20-consecutive-trading day average closing price of our common stock equals or exceeds $14.90 per share, holders of our 4.5% convertible senior notes due 2023 have the right to convert those notes into shares of our common stock. If all holders of the 4.5% notes were to convert their notes, we would have to issue approximately 64.4 million additional shares of common stock, which would result in substantial dilution to the equity interests of holders of our common stock, including investors who purchase our common stock or securities convertible into our common stock under this registration statement. Public resales of our common stock following conversions of the 4.5% notes or other convertible securities could depress the prevailing market price of our common stock. Even prior to the time of actual conversions of the 4.5% notes, the perception of a significant market "overhang" resulting from the existence of our obligation to honor the conversions, as well as any perception of market overhang resulting from our ability to issue equity, convertible debt or preferred stock or similar securities under this registration statement, could depress the market price of our common stock. Furthermore, we have recorded litigation charges of $127.6 million relating to our current estimates of amounts that may be payable in connection with various legal matters. We currently believe these amounts would be paid primarily in shares of our common stock, which would also result in dilution to the equity interests of the holders of our common stock. Finally, for purposes of calculating diluted earnings per share, if the 20-consecutive-trading-day average closing price of our common stock equals or exceeds $14.90 per share, accounting rules require us to assume conversion of all outstanding 4.5% notes for each of the days in the reporting period for which the average closing price per share equals or exceeds that level, which could reduce our earnings per share for that period.

        Changes in the financial and credit markets could adversely affect the market price of the securities.

        The market price of the securities will be based on a number of factors, including:

  •
  the prevailing interest rates being paid by companies similar to us and

  •
  the overall condition of the financial and credit markets.

        The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the securities.

        We are a holding company and debt securities will effectively be subordinated to all of our subsidiaries' existing and future indebtedness.

        Substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our consequent ability to service our debt, including debt securities sold under this registration statement, depends in large part upon our subsidiaries' cash flows. Additionally, except to the extent we may be a creditor with recognized claims against our subsidiaries, the claims of creditors of our subsidiaries will have priority, with respect to the assets and earnings of our subsidiaries, over claims of our direct creditors, including holders of debt securities. Furthermore, on August 15, 2003 a number of our U.S. subsidiaries guaranteed our two revolving credit facilities with syndicates of banks. The claims of the beneficiaries of this guaranty will also have priority, with respect to the assets and earnings of these subsidiaries, over claims of our direct creditors, including holders of debt securities.

        An active trading market for the securities may not develop.

        Prior to the offering of securities (other than our common stock) under this registration statement, there will not be a trading market for those securities. Although any underwriters to be engaged in the sale of securities under this registration statement may advise us that they intend to make a market in the securities, they may not be obligated to do so and may discontinue market-making activities at any time without notice. In addition, any market-making activities will be subject to limits imposed by the Securities Act and the Exchange Act. We cannot assure you that any market for the securities will develop or be sustained. If an active market is not developed or sustained, the market price and liquidity of the securities may be adversely affected.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference room located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov, and at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

        This prospectus "incorporates by reference" information that we have filed with the SEC under the Securities Exchange Act of 1934. This means that we are disclosing important information to you by referring you to those documents. Information contained in any subsequently filed document, to the extent it modifies information in this prospectus or in any document incorporated by reference in this prospectus, will automatically update and supersede the information originally in this prospectus or incorporated by reference in this prospectus. We incorporate by reference the following documents listed below (filed under SEC File Number 001-06686) and any future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished under Items 9 or 12 of Form 8-K), until the termination of the offering of securities offered by this prospectus:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2002 (Film Number 03625573);

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 (Film Number 03703335), June 30, 2003 (Film Number 03845132) and September 30, 2003 (Film Number 031002857); and

  •
  Our Current Reports on Form 8-K or 8-K/A (other than information furnished under Items 9 or 12 of Form 8-K) filed January 16, 2003 (Film Number 03515791), January 17, 2003 (Film Number 03518395), February 12, 2003 (Film Number 03555480), February 28, 2003 (Film Number 03586341), March 7, 2003 (Film Number 03596932), March 11, 2003 (Film Number 03599801), March 18, 2003 (Film Number 03607631), April 9, 2003 (Film Number 03643899), May 8, 2003 (Film Number 03688534), June 18, 2003 (Film Number 03748904), July 2, 2003 (Film Number 03772329), July 24, 2003 (Film Number 03800476), August 12, 2003 (Film Number 03838236), August 20, 2003 (Film Number 03858341), September 9, 2003 (Film Number 03887907), September 10, 2003 (Film Number 03889049) and November 12, 2003 (Film Number 03995005).

        You may request a copy of these filings at no cost, by writing or telephoning our subsidiary, Financial Relations Board, at the following address:

Financial Relations Board
640 Fifth Avenue, 5th Floor
New York, New York 10019
Attn: Julie Tu
(212) 445-8456

        The above SEC filings are also available to the public on our website at www.interpublic.com. (We have included our website address as an inactive textual reference and do not intend it to be an active link to our website. Information on our website is not part of this prospectus.)

SPECIAL NOTE REGARDING FORWARD-LOOKING
STATEMENTS AND OTHER FACTORS

        This document contains forward-looking statements. Our representatives may also make forward-looking statements orally from time to time. Statements in this document that are not historical facts, including statements about our beliefs and expectations, particularly regarding recent business and economic trends, the impact of litigation, dispositions, impairment charges, the integration of acquisitions and restructuring costs, constitute forward-looking statements. These statements are based on current plans, estimates and projections and are subject to change based on a number of factors, including those outlined in this section. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

        Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to, those associated with the effects of global, national and regional economic and political conditions, our ability to attract new clients and retain existing clients, the financial success of our clients, developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world, and the successful completion and integration of acquisitions which complement and expand our business capabilities.

        Our liquidity could be adversely affected if we are unable to access capital or to raise proceeds from asset sales. In addition, we could be adversely affected by developments in connection with the purported class actions and derivative suits that we are defending or the SEC investigation relating to the restatement of our financial statements. Our financial condition and future results of operations could also be adversely affected if we recognize additional impairment charges due to future events or in the event of other adverse accounting-related developments.

        At any given time we may be engaged in a number of preliminary discussions that may result in one or more acquisitions or dispositions. These opportunities require confidentiality and from time to time give rise to bidding scenarios that require quick responses by us. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any of these transactions may lead to increased volatility in the trading price of our securities.

        The success of recent or contemplated future acquisitions will depend on the effective integration of newly-acquired businesses into our current operations. Important factors for integration include realization of anticipated synergies and cost savings and the ability to retain and attract new personnel and clients.

        Investors should evaluate any statements made by us in light of these important factors and the factors contained in the "Risk Factors" section.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges, as reported, has been adjusted to give effect to the disposition of NFO WorldGroup, Inc., ("NFO") on July 10, 2003. As a result of this disposition, the results of NFO have been reported as a discontinued operation for all periods presented. The ratio of earnings to fixed charges from continuing operations were as follows for the periods indicated:

		Years Ended December 31,
	Nine Months Ended September 30, 2003
		2002		2001	2000		1999		1998
Ratio of earnings to fixed charges	*	1.73	x	*	3.91	x	3.80	x	4.25	x

*
For the nine months ended September 30, 2003 and the year ended December 31, 2001, we had a deficiency of earnings to fixed charges. Results as reported would have required additional earnings of $392.5 million for the nine months ended September 30, 2003 and $586.4 million for the year ended December 31, 2001, respectively, to provide a one-to-one coverage ratio for those periods. The decline in the ratio of earnings to fixed charges subsequent to 2000 is due to lower income from operations, including restructuring- and merger-related charges (in 2001 and 2003), impairment charges (in 2001, 2002 and 2003) and litigation charges (in 2003), as compared to prior periods.

        In calculating the ratio of earnings to fixed charges, earnings are the sum of earnings from continuing operations before income taxes, income applicable to minority interests and equity in net income (loss) of unconsolidated affiliates, plus fixed charges. Fixed charges are the sum of interest on indebtedness, amortization of debt discount and expense and that portion of net rental expense deemed representative of the interest component.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is listed and traded on the New York Stock Exchange ("NYSE") under the symbol "IPG." The following table provides, for the calendar quarters indicated, the high and low closing sales prices per share on the NYSE for the periods shown below as reported on the NYSE and dividends per share paid during those periods. The last reported sale price for our common stock on the NYSE on November 18, 2003 was $14.69 per share.

	NYSE Sale Price
			Dividends on Common Stock
	High	Low
Period
2000:
First Quarter	$55.56	$37.00	$	..085
Second Quarter	48.25	38.00		..095
Third Quarter	44.62	33.50		..095
Fourth Quarter	43.75	33.06		..095
2001:
First Quarter	47.19	32.50		..095
Second Quarter	38.85	27.79		..095
Third Quarter	30.46	19.30		..095
Fourth Quarter	31.00	19.50		..095
2002:
First Quarter	34.56	27.20		..095
Second Quarter	34.89	23.51		..095
Third Quarter	24.67	13.40		..095
Fourth Quarter	17.05	11.25		..095	(1)
2003:
First Quarter	15.38	8.01		—	(1)
Second Quarter	14.55	9.30		—	(1)
Third Quarter	15.44	12.94		—	(1)
Fourth Quarter (through November 18, 2003)	$16.41	$13.55		—	(1)

(1)
Dividend declared on November 1, 2002 was in respect of third quarter 2002 results. No dividend in respect of fourth quarter 2002 results was declared. No dividend has subsequently been declared.

        As of November 14, 2003, there were approximately 21,635 registered holders of our common stock.

Dividend Policy

        We paid no dividend in the first nine months of 2003. Our future dividend policy will be determined on a quarter-by-quarter basis and will depend on earnings, financial condition, capital requirements and other factors. It will also be subject to the restrictions under the amended revolving credit facilities with syndicates of banks, which limit our ability to declare or pay dividends. Under these facilities, our future earnings performance will determine the permitted levels of dividend payments (currently the permitted level of dividend payments and share buybacks is $25 million annually) and all limitations on dividend payments expire when earnings before interest, taxes, depreciation and amortization (EBITDA), as defined in the credit facilities, exceed $1.3 billion for four consecutive quarters.

USE OF PROCEEDS

        Unless stated otherwise in an accompanying prospectus supplement, the net proceeds from the sale of common stock, depositary shares, preferred stock, debt securities, stock warrants, debt securities warrants, stock purchase contracts and stock purchase units described in this prospectus will be used by us for general and other corporate purposes, which may include:

  •
  repayment of long-term and short-term indebtedness;

  •
  working capital;

  •
  securities repurchase programs;

  •
  financing of cash contingent liabilities;

  •
  investments in, or extensions of credit to, our subsidiaries; and

  •
  financing of possible acquisitions.

        When a particular series of securities is offered, the applicable prospectus supplement will set forth our intended use for the net proceeds received from the sale of those securities. Pending application for specific purposes, the net proceeds may be invested in short-term marketable securities.

INTERPUBLIC

        Interpublic is a group of advertising and specialized marketing and communication services companies that together represent one of the largest resources of advertising and marketing expertise in the world. With offices and other affiliations in more than 130 countries, we had revenues of approximately $5.7 billion and net income of approximately $99.5 million in 2002.

Advertising and Specialized Marketing and Communications Services Businesses

        In the last five years, we have grown to become one of the world's largest groups of global marketing services companies, providing our clients with communications and marketing expertise in three broad areas:

  •
  Advertising, which includes advertising and media management;

  •
  Marketing Communications, which includes direct marketing, database management and customer relationship management, public relations, sales promotion, event marketing, on-line marketing, corporate and brand identity, brand consultancy and healthcare marketing; and

  •
  Marketing Services, which includes sports and entertainment marketing, corporate meetings and events, retail marketing and other marketing and business services.

        We seek to be the best in quality and a leading competitor in all of these areas.

        We are currently organized into four global operating groups. Three of these groups, McCann-Erickson WorldGroup ("McCann"), The FCB Group and The Partnership, provide a comprehensive array of global communications and marketing services. Each offers a distinctive range of solutions for our clients. The fourth global operating group, The Interpublic Sports & Entertainment Group, focuses on sports marketing and event planning activities. In addition to these groups, Interpublic also includes a group of leading stand-alone companies that provide their clients with a full range of advertising and/or marketing communications services.

        We believe this organizational structure allows us to provide comprehensive solutions for clients, enables stronger organic growth among all our operating companies and allows us to bring improved operating efficiencies to our organization.

        A brief description of our current four global operating groups follows:

        McCann-Erickson WorldGroup was founded on the global strength and quality of McCann, one of the world's leading advertising agencies. It includes companies spanning advertising, media, customer relationship management, events, sales promotion, public relations, on-line marketing communications and healthcare communications. Launched in late 1997, McCann-Erickson WorldGroup has expanded rapidly to become one of the world's leading networked marketing communications groups, now working with more than 25 key worldwide clients in three or more disciplines and with more than 40 U.S. clients in two or more disciplines. McCann-Erickson WorldGroup includes the following companies:

  •
  McCann-Erickson Worldwide (advertising),

  •
  Universal McCann Worldwide (media planning and buying),

  •
  MRM Partners Worldwide (direct marketing and customer relationship management),

  •
  Momentum Worldwide (entertainment, event and promotional marketing), and

  •
  Torre Lazur McCann Healthcare Worldwide (healthcare advertising and marketing).

        The FCB Group is a single global integrated network centered on Foote, Cone & Belding Worldwide and its advertising, direct marketing and sales promotion capabilities. This group also includes the following specialized services:

  •
  FCBi (direct and digital marketing),

  •
  Marketing Drive Worldwide (integrated promotional marketing),

  •
  R/GA (web design and development),

  •
  FCB HealthCare (healthcare marketing), and

  •
  The Hacker Group (customer acquisition direct marketing).

        The Partnership, a global, client-driven creative leader, is anchored on the quality advertising reputation of Lowe & Partners Worldwide. The Partnership provides collaboration across a global group of independently managed networks with creative and executional capabilities across all disciplines. The partners seek to preserve their uniqueness while creating the ability to interconnect seamlessly to better service clients. Partner companies include:

  •
  Lowe & Partners Worldwide (advertising),

  •
  Lowe Healthcare Worldwide (healthcare marketing),

  •
  Draft (direct and promotional marketing),

  •
  Zipatoni (promotional marketing),

  •
  Mullen (advertising), and

  •
  Dailey & Associates (advertising).

        The Interpublic Sports & Entertainment Group focuses on sports marketing and event planning activities. IPG Sports & Entertainment was formed during the second quarter of 2002 through a carve-out from our other operating groups of related operations. It includes:

  •
  Octagon (sports marketing),

  •
  Motorsports,

  •
  Jack Morton Worldwide, and

  •
  Entertainment PR (Bragman Nyman Cafarelli and PMK/HBH).

        We are currently evaluating the manner in which IPG Sports & Entertainment and its component parts are managed and reported.

        Independent Agencies.    Interpublic also includes a group of leading stand-alone companies that provide their clients with a full range of advertising and/or marketing communications services and partner with our global operating groups as needed. These include:

  •
  Campbell Ewald,

  •
  Deutsch,

  •
  Hill Holliday,

  •
  The Martin Agency,

  •
  Carmichael-Lynch,

  •
  Gotham,

  •
  MAGNA Global (advertising media negotiations and television program development),

  •
  Weber Shandwick Worldwide, Golin/Harris International and DeVries Public Relations (public relations), and

  •
  Initiative Media (media planning and buying).

        In addition to domestic operations, we provide services for clients whose business is international in scope as well as for clients whose business is restricted to a single country or a small number of countries. Revenue for 2002 and 2001 is presented below by major geographic area:

	Year Ended December 31,
	2002	2001
	(in millions)
United States	$3,313.6	$3,708.0
International
United Kingdom	584.5	615.8
All other Europe	986.8	1,024.6
Asia Pacific	384.7	439.0
Latin America	266.4	345.6
Other	201.5	219.7

Total International	2,423.9	2,644.7

Total Consolidated	$5,737.5	$6,352.7

Sources of Revenue

        We generate revenue from planning, creating and placing advertising in various media and from planning and executing other communications or marketing programs. Historically, the commission customary in the industry was 15% of the gross charge ("billings") for advertising space or time; more recently, lower commissions have been negotiated, but often with additional incentives paid for better performance. For example, an incentive component is frequently included in arrangements with clients based on improvements in an advertised brand's awareness or image, or increases in a client's sales or market share of the products or services being advertised. Under commission arrangements, media bill us at their gross rates. We bill these amounts to our clients, remit the net charges to the media and retain the balance as our commission. Many clients, however, prefer to compensate us on a fee basis, under which we bill our client for the net charges billed by the media plus an agreed-upon fee. These fees usually are calculated to reflect our hourly rates and out-of-pocket expenses incurred on behalf of clients, plus proportional overhead and a profit mark-up.

        Like other agencies, we are primarily responsible for paying the media with respect to firm contracts for advertising time or space placed on behalf of our clients. Our practice generally is to pay media charges only once we have received funds from our clients, and in some instances we agree with the media that we will be solely liable to pay the media only after the client has paid us for the media charges. We make serious efforts to reduce the risk from a client's nonpayment including by generally carrying out credit clearances and requiring in some cases payment of media in advance.

        We also receive commissions from clients for planning and supervising work done by outside contractors in connection with the physical preparation of finished print advertisements and the production of television and radio commercials and other forms of advertising. This commission is customarily 17.65% of the outside contractor's net charge, which is the same as 15.0% of the outside contractor's total charges including commission. With the increasing use of negotiated fees, the terms on which outstanding contractors' charges are billed are subject to wide variations and even include, in some instances, the replacement of commissions with negotiated flat fees.

        We also derive revenue from other activities, including the planning and placement in media of advertising produced by unrelated advertising agencies; the maintenance of specialized media placement facilities; the creation and publication of brochures, billboards, point of sale materials and direct marketing pieces for clients; the planning and carrying out of specialized marketing research; the management of public relations campaigns; the creation and management of special events, meetings and shows at which clients' products are featured; and the design and implementation of interactive programs for special marketing needs.

Clients

        The five clients that made the largest revenue contribution in 2002 accounted individually for approximately 1.8% to 8.1% of our revenue and in the aggregate accounted for approximately 16.4% of our revenue. Twenty of our clients accounted for approximately 29% of our revenue. Based on revenue, as of December 31, 2002, our largest clients included Coca-Cola, General Motors Corporation, Johnson & Johnson, Nestle and Unilever. While the loss of the entire business of one of our largest clients might have a material adverse effect upon our business, we believe that it is very unlikely that the entire business of any of these clients would be lost at the same time, because we represent several different brands or divisions of each of these clients in a number of geographical markets in each case through more than one of our agency systems.

        Representation of a client rarely means that we handle advertising for all brands or product lines of the client in all geographical locations. Any client may transfer its business from an agency within our company to a competing agency, and a client may reduce its marketing budget at any time.

        Our agencies have written contracts with many of their clients. As is customary in the industry, these contracts provide for termination by either party on relatively short notice, usually 90 days but sometimes shorter or longer. In 2002, however, 21% of revenue was derived from clients that had been associated with one or more of our agencies or their predecessors for 20 or more years.

DESCRIPTION OF DEBT SECURITIES

        We may issue senior or subordinated debt securities. The senior debt securities, which will constitute part of our senior debt and will rank equally with all of our other senior unsecured and unsubordinated debt, will be issued under an indenture between us and The Bank of New York, as trustee. We refer to this indenture, as it may be amended or supplemented from time to time, as the "senior debt indenture." The subordinated debt securities will be issued under a separate indenture between us and The Bank of New York, as trustee. We refer to this indenture, as it may be amended or supplemented from time to time, as the "subordinated debt indenture." The subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness, as set forth in the subordinated debt indenture. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate into this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter. We refer to the senior debt indenture and the subordinated debt indenture individually as an "indenture" and collectively as the "indentures." In this section, the terms "we," "us" and "Interpublic" refer solely to The Interpublic Group of Companies, Inc. and not its subsidiaries.

        We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. For further information, you should read the indentures. The forms of the indentures are exhibits to the registration statement we filed with the SEC, of which this prospectus is a part, and are available as set forth under "Where You Can Find More Information." The indentures are substantially identical, except for the provisions relating to our negative pledge and the limitations on sale and lease-back covenants, which are included in the senior debt indenture only, and to the subordination provisions, which are included in the subordinated debt indenture only.

General

        The debt securities that may be offered under the indentures are not limited in aggregate principal amount. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of our board of directors or in a supplement to the indenture relating to that series.

        The prospectus supplement, including any related pricing supplement, relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered, and will contain the specific terms of that series. These terms may include the following:

  (1)
  the title of the series of debt securities;

  (2)
  whether the debt securities are senior debt securities or subordinated debt securities or any combination of the two;

  (3)
  the purchase price, denomination and any limit on the aggregate principal amount of the debt securities;

  (4)
  the date or dates on which principal and any premium on the debt securities will be payable or the method of determination of principal and any premium;

  (5)
  the rate or rates at which the debt securities will bear any interest or the method of calculating the rate or rates of interest, the date or dates from which interest will accrue or the method by which the date or dates will be determined, the dates on which interest will be payable, and any regular record date for payment of interest;

  (6)
  the place or places where the principal of and any premium and interest on the debt securities will be payable;

  (7)
  the place or places where the debt securities may be exchanged or transferred;

  (8)
  the terms and conditions upon which we may redeem the debt securities, in whole or in part, at our option;

  (9)
  the terms and conditions upon which we may be obligated to redeem or purchase the debt securities under any sinking fund or similar provisions or upon the happening of a specified event or at the option of a holder;

  (10)
  the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple of $1,000;

  (11)
  if other than U.S. dollars, the currency or currencies, including the currency unit or units, in which payments of principal and any premium and interest on the debt securities will or may be payable, or in which the debt securities will be denominated, and any particular related provisions;

  (12)
  if we or a holder may elect that payments of principal of or any premium or interest on the debt securities be made in a currency or currencies, including currency unit or units, other than that in which the debt securities are denominated or designated to be payable, the currency or currencies in which these payments are to be made, including the terms and conditions applicable to any payments and the manner in which the exchange rate with respect to these payments will be determined, and any particular related provisions;

  (13)
  if the amount of payments of principal of and any premium and interest on debt securities are determined with reference to an index, formula or other method, which may be based, without limitation, on a currency or currencies other than that in which the debt securities are denominated or designated to be payable, the index, formula or other method by which the amounts will be determined;

  (14)
  if any series of debt securities is not subject to our right to defeasance and discharge or covenant defeasance;

  (15)
  the period or periods within which, the price or prices at which, the currency or currencies in which, and the other terms and conditions upon which we may redeem the debt securities;

  (16)
  any provisions for the conversion or exchange of debt securities;

  (17)
  if other than the full principal amount, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of maturity;

  (18)
  any changes or additions to events of default or covenants set forth in the indenture with respect to the debt securities;

  (19)
  whether the subordination provisions summarized below or different subordination provisions, including a different definition of "senior indebtedness" will apply to any debt securities that are subordinated debt securities;

  (20)
  any agents for the debt securities, including trustees, depositories, authenticating or paying agents, transfer agents or registrars;

  (21)
  if we will issue the debt securities in whole or in part in the form of global securities, the terms of the issuance; and

  (22)
  any other terms of the debt securities.

        The debt securities may be issued as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. Original issue discount securities will bear no interest or will bear interest at a rate below the prevailing market rate at the time of issuance. In addition, less than the entire principal amount of these securities will be payable upon declaration of acceleration of their maturity. We will describe any United States federal income tax consequences and other special considerations applicable to any original issue discount securities in the applicable prospectus supplement.

Exchange, Registration, Transfer and Payment

        Unless otherwise indicated in the applicable prospectus supplement, the principal of and any premium and interest on the debt securities will be payable, and the exchange of and the transfer of debt securities will be registrable, at our office or agency maintained for that purpose in New York and at any other office or agency maintained for that purpose. In the absence of any provisions to the contrary with respect to any series of debt securities, we will issue the debt securities in denominations of $1,000 or integral multiples of $1,000. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed because of the transactions.

        All money paid by us to a paying agent for the payment of principal of and any premium or interest on any debt security which remains unclaimed for one year after the principal, premium or interest has become due and payable may be repaid to us, provided notice of unclaimed funds has been published in a publication of general circulation, and afterwards the holder of the debt security may look only to us for payment of those amounts.

        In the event of any redemption, notice shall be delivered to each holder of debt securities to be redeemed 30 to 60 days prior to redemption. We will not be required to (a) issue, register the transfer of or exchange the debt securities of any series during a period beginning 15 days before the mailing of a notice of redemption of debt securities of that series to be redeemed and ending on the date of the mailing or (b) register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security being redeemed in part.

Subordination of Debt Securities

        Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on these securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness. The subordinated debt indenture defines senior indebtedness as obligations of, or guaranteed or assumed by, us for:

  •
  borrowed money;

  •
  bonds, debentures, notes or other securities issued under the provisions of an indenture or similar instruments; and

  •
  amendments, renewals, deferrals, extensions, modifications and refundings of any of, or bonds, debentures, notes or other evidences of indebtedness for borrowed money issued in exchange for, that indebtedness or of those obligations.

        Nonrecourse obligations, the subordinated debt securities and any other obligations specifically designated as being subordinate in right of payment to senior indebtedness and indebtedness and advances among us and our direct and indirect subsidiaries are not senior indebtedness under the subordinated debt indenture.

        Unless otherwise provided in the applicable prospectus supplement, the subordination provisions of the subordinated debt indenture will apply to subordinated debt securities. The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment of principal of, or any premium or interest on, any subordinated debt securities may be made in the event:

  •
  of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or a substantial part of our property; or

  •
  that (a) a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness or (b) there has occurred any other event of default concerning senior indebtedness, that permits the holder or holders of the senior indebtedness to accelerate the maturity of the senior indebtedness, with notice or passage of time, or both, and that event of default has continued beyond any applicable grace period and that event of default has not been cured or waived or has not ceased to exist.

        Senior debt securities are our general unsecured obligations and rank senior in right of payment to all our existing and future indebtedness that is, by its terms, expressly subordinated in right of payment to the senior debt securities. Senior debt securities rank equally in right of payment with all our other existing and future unsecured indebtedness that is not so subordinated. Because we are a holding company, our rights and the rights of our creditors, including the holders of the debt securities offered under this registration statement, to participate in the assets of any subsidiary during its liquidation or reorganization, will be subject to the prior claims of the subsidiary's creditors, except to the extent that we are ourselves a creditor with recognized claims against the subsidiary. Furthermore, on August 15, 2003, a number of our U.S. subsidiaries guaranteed our two revolving credit facilities with syndicates of banks. The claims of the beneficiaries under this guaranty will have priority, with respect to the assets and earnings of these subsidiaries, over claims of our direct creditors, including holders of debt securities.

Covenants

        Except as described in this sub-section or as otherwise provided in the applicable prospectus supplement with respect to any series of debt securities, we are not restricted by the indentures from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indentures do not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events that may adversely affect the creditworthiness of the debt securities, for example a highly leveraged transaction.

        Unless otherwise indicated in the applicable prospectus supplement, covenants contained in the senior debt indenture, which are summarized below, will be applicable to the series of senior debt securities to which the prospectus supplement relates so long as any of the senior debt securities of that series are outstanding. None of the covenants summarized below will be applicable to any series of subordinated debt securities unless noted in the applicable prospectus supplement.

        Limitation on Liens.    If we or our majority-owned subsidiaries that meet the requirements of a "restricted subsidiary" under the senior debt indenture incur any indebtedness for borrowed money secured by an interest in or lien on any of our assets or those of any "restricted subsidiary," we are required to secure the then-outstanding senior debt securities equally and ratably with, or, at our option, prior to, this indebtedness. Under the senior debt indenture, a restricted subsidiary is any majority-owned subsidiary which meets any of the following conditions:

  •
  our and our other majority-owned subsidiaries' investments in and advances to the subsidiary exceed 10% of our total assets and those of our subsidiaries consolidated as of the end of the most recently completed fiscal year;

  •
  our and our other majority-owned subsidiaries' proportionate share of the total assets, after intercompany eliminations, of the subsidiary exceed 10% of our total assets and those of our subsidiaries consolidated as of the end of the most recently completed fiscal year; or

  •
  our and our other majority-owned subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles of the subsidiary exceeds 10% of our income and that of our subsidiaries consolidated for the most recently completed fiscal year.

        We refer to any of our subsidiaries that meets any of these conditions as a "restricted subsidiary."

        The preceding provisions will not require us to secure the debt securities if the liens consist of either liens securing excepted indebtedness for borrowed money or any of the following:

  (1)
  liens on property or assets acquired or held by us or any of our restricted subsidiaries incurred to secure the payment of all or any part of the purchase price of the property or assets or to secure indebtedness for borrowed money incurred prior to, at the time of, or within 180 days after the acquisition for the purpose of financing all or any part of the purchase price, or liens existing on any property or assets at the time of its acquisition by us or any of our restricted subsidiaries, other than any liens created in contemplation of the acquisition that were not incurred to finance all or any part of the purchase price of the property or assets (so long as the liens do not extend to or cover any property or assets of any character other than the property or assets being acquired);

  (2)
  liens on property or assets of a person, including any entity, other than us or any of our restricted subsidiaries, existing at the time we or our restricted subsidiaries purchase or acquire the property or asset, so long as the liens were not created in contemplation of the purchase or other acquisition and do not extend to any property or assets other than those so purchased or otherwise acquired;

  (3)
  liens affecting property or assets of a person, other than us or any of our restricted subsidiaries, existing at the time the person merges into or consolidates with us or a restricted subsidiary or becomes a restricted subsidiary or at the time of sale, lease or other disposition of the property or assets as an entirety or substantially as an entirety to us or a restricted subsidiary, so long as the liens were not created in contemplation of the merger, consolidation or acquisition and do not extend to any property or assets other than those of the person so merged into or consolidated with, or acquired by, us or the restricted subsidiary;

  (4)
  liens to secure indebtedness for borrowed money owing by a restricted subsidiary to us or to a restricted subsidiary;

  (5)
  liens existing on the date of initial issuance of the debt securities of a particular series;

  (6)
  liens in favor of the United States or any of its states, territories or possessions, or the District of Columbia, or any department, agency, instrumentality or political subdivision of any of those political entities, to secure partial, progress, advance or other payments;

  (7)
  liens on any property to secure all or part of the cost of its alteration, repair or improvement or indebtedness for borrowed money incurred to provide funds for this purpose in a principal amount not exceeding the cost of the improvements or construction;

  (8)
  purchase money liens on personal property;

  (9)
  liens created in connection with a capitalized lease obligation, but only to the extent that those liens encumber property financed by that capitalized lease obligation and the principal component of that capitalized lease obligation is not increased;

  (10)
  liens on property arising in connection with a securities repurchase transaction;

  (11)
  liens, including judgment liens, arising in connection with legal proceedings, taxes, fees, assessments or other governmental charges, so long as those proceedings, taxes, fees, assessments or other governmental charges are being contested in good faith and, in the case of judgment liens, execution on the liens is stayed, and for which we have established any reserves required in accordance with generally accepted accounting principles, or GAAP;

  (12)
  carriers', warehousemen's, mechanics', landlords', materialmens', repairmens' or other similar liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or are being contested in good faith by appropriate proceedings diligently pursued, so long as

  •
  any proceedings commenced for the enforcement of the liens have been stayed or suspended within 30 days after their commencement, and

  •
  provision for the payment of the liens has been made on our books to the extent required by GAAP;

  (13)
  easements, rights-of-way, zoning restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the underlying property or interfere with the ordinary conduct of our business or that of any restricted subsidiary;

  (14)
  pledges or deposits to secure obligations under workers' compensation laws or other similar legislation, other than in respect of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, or to secure public or statutory obligations;

  (15)
  liens securing the performance of, or payment in respect of, bids, tenders, government contracts, other than for the repayment of borrowed money, surety and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business;

  (16)
  any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of the lessor or sublessor may be subject that is incurred in the ordinary course of business;

  (17)
  extensions, renewals, refinancings or replacements of any lien referred to in the above items, so long as the lien does not extend to or cover any of our property or that of the applicable restricted subsidiary, as the case may be, other than the property specified in these items and improvements to that property;

  (18)
  any contractual right of set-off or any contractual right to charge or contractual security interest in or lien on our accounts or the accounts of any of our restricted subsidiaries to effect the payment of amounts to a depositary institution whether or not due and payable in respect of any indebtedness for borrowed money or financing arrangement and any other lien arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights;

  (19)
  liens arising in the ordinary course of banking transactions and securing indebtedness for borrowed money in an aggregate amount of not more than $15,000,000 that matures not more than one year after the date on which it is originally incurred;

  (20)
  any liens on assets of our subsidiaries organized outside of the United States in favor of lenders under short-term working capital lines of credit entered into in the ordinary course of business; and

  (21)
  any liens arising out of an interest bearing cash deposit account to be established and maintained by the agent for the lenders under our 364-Day credit agreement with a syndicate of banks.

        We refer to the liens described above as "permitted liens."

        Limitations on Sale and Lease-Back Transactions.    We and our restricted subsidiaries will not sell or transfer any assets with the intention of entering into a lease of the assets for a term of more than three years unless:

  •
  the assets have not been owned by us or any of our restricted subsidiaries or have not been in full operation for more than one year prior to the sale or transfer;

  •
  we or the restricted subsidiary could incur indebtedness for borrowed money secured by a lien on the assets at least equal in amount to the "attributable debt" (as defined below) with respect to the transaction without equally and ratably securing the debt securities under the limitation on liens in the indenture;

  •
  we apply an amount equal to the value of those assets within 180 days of the sale of those assets

  (a)
  to the defeasance or retirement, other than any mandatory retirement, mandatory prepayment or sinking fund payment or by way of payment at maturity, of debt securities or other indebtedness for borrowed money incurred by us or a restricted subsidiary that matures more than one year after the creation of the indebtedness, or

  (b)
  to the purchase, construction or development of other property; or

  •
  the transaction is between us and any of our restricted subsidiaries.

        The term "attributable debt" means, with respect to any sale and lease-back transaction, at the time of determination, the lesser of:

  •
  the fair market value of the property subject to the transaction, as determined in good faith by our board of directors;

  •
  the present value, discounted at the lease's identified or implicit rate of interest, if determinable, of the total net amount of rent (as defined below) required to be paid under the lease during the remaining term of the lease, including any renewal term or period for which the lease has been extended; or

  •
  if the obligation with respect to the sale and lease-back transaction constitutes an obligation that we must classify and account for as a capitalized lease for financial reporting purposes in accordance with GAAP, the amount equal to the capitalized amount of the obligation determined in accordance with GAAP and included in the financial statements of the lessee.

The term "rent" does not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount of rent will be the lesser of (a) the net amount determined assuming termination upon the first date the lease may be terminated, in which case the net amount will also include the amount of the penalty, but no rent will be considered as required to be paid under the lease subsequent to the first day upon which it may be so terminated and (b) the net amount determined assuming no termination.

        Excepted Indebtedness.    Notwithstanding the limitations on liens and sale and lease-back transactions described above, and without limiting our or any restricted subsidiary's ability to issue, incur, create, assume or guarantee indebtedness for borrowed money secured by permitted liens, we or any restricted subsidiary will be permitted to incur indebtedness for borrowed money secured by a lien or may enter into a sale and lease-back transaction, in either case, without regard to the restrictions contained in the preceding two paragraphs entitled "Limitations on Liens" and "Limitations on Sale and Lease-Back Transactions," if at the time the indebtedness for borrowed money is incurred and after giving effect to this indebtedness, the sum of (a) the aggregate principal amount of all indebtedness for borrowed money secured by liens, other than permitted liens, or, if less, the fair market value of the property subject to the lien, as determined in good faith by our board of directors and (b) the attributable debt of all our sale and lease-back transactions, in each case not otherwise permitted in the preceding two paragraphs, does not exceed 15% of:

  •
  our total assets and those of our majority-owned subsidiaries, including, without limitation, all items that are treated as intangibles in accordance with GAAP, less

  •
  our total liabilities and those of our majority-owned subsidiaries, including, without limitation, all deferred taxes,

in each case determined on a consolidated basis and in accordance with GAAP (but without giving effect to any cumulative translation adjustments, whether positive or negative).

Consolidation, Merger and Sale of Assets

        We may not consolidate or merge with or into any other person, including any other entity, or convey, transfer or lease all or substantially all of our properties and assets to any person or group of affiliated persons unless

  •
  we are the continuing corporation or the person, if other than us, formed by the consolidation or with which or into which we are merged or the person to which all or substantially all our properties and assets are conveyed, transferred or leased is a corporation organized and existing under the laws of the United States, any of its states or the District of Columbia and expressly assumes our obligations under the debt securities and each indenture; and

  •
  immediately after giving effect to the transaction, there is no default and no event of default under the relevant indenture.

        If we consolidate with or merge into any other corporation or convey, transfer or lease all or substantially all of our property and assets as described in the preceding paragraph, the successor corporation will succeed to and be substituted for us, and may exercise our rights and powers under the indentures, and afterwards, except in the case of a lease, we will be relieved of all obligations and covenants under the indentures and all outstanding debt securities.

Events of Default

        Unless otherwise specified in the applicable prospectus supplement, "events of default" under each indenture with respect to debt securities of any series will include:

  •
  default in the payment of interest on any debt security of that series when due that continues for a period of 30 days;

  •
  default in the payment of principal of or premium on any debt security of that series when due and payable;

  •
  default in the deposit of any sinking fund payment on that series when due;

  •
  failure to comply in any material respect with any of our other covenants, agreements or warranties contained in the indenture for a period of 60 days after notice to us by the trustee or by the holders of at least 25% in principal amount of the debt securities of that series;

  •
  occurrence of an event of default within the meaning of another mortgage, indenture or debt instrument under which there may be issued, or by which there may be secured or evidenced, any of our indebtedness for borrowed money, other than the debt securities of that series, whether the indebtedness now exists or shall hereafter be incurred, in an amount in excess of $20,000,000 and which results in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and we have not cured the default in payment or the acceleration is not rescinded or annulled within 10 days after written notice to us from the trustee (if the event be known by it) or to us and to the trustee from the holders of at least 25% in principal amount of the outstanding debt securities of that series; provided, however, that if, prior to a declaration of acceleration of the maturity of the debt securities of that series or the entry of judgment in favor of the trustee in a suit pursuant to the applicable indenture, the default has been remedied or cured by us or waived by the holders of the indebtedness, then the event of default will be deemed likewise to have been remedied, cured or waived; and

  •
  occurrence of an event of bankruptcy, insolvency or reorganization with respect to us and our restricted subsidiaries, as described in the applicable indenture.

        No event of default with respect to a particular series of debt securities, except as to those events involving bankruptcy, insolvency or reorganization with respect to us as described in the applicable indenture, necessarily constitutes an event of default with respect to any other series of debt securities.

        In general, each indenture obligates the trustee to give notice of a default with respect to a series of debt securities to the holders of that series. The trustee may withhold notice of any default, except a default in payment on any debt security, if the trustee determines it is in the best interest of the holders of that series to do so.

        If there is a continuing event of default beyond any grace period permitted under the indenture, the trustee or the holders of at least 25% in principal amount of the debt securities of an affected series may require us to repay immediately the unpaid principal, or if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series, of and interest on all debt securities of that series. In the case of an event of default resulting from events of bankruptcy, insolvency or reorganization with respect to us, the principal, or the specified portion of the principal, of and interest on all debt securities of that series will become immediately payable without any act on the part of the trustee or any holder of debt securities. Subject to conditions, the holders of a majority in principal amount of the debt securities of a series may rescind any acceleration of repayment and may waive past defaults, except a default in payment of the principal of and any premium and interest on any debt security of that series, payments to the trustee and some covenant defaults under the terms of that series.

        Under the terms of each indenture, the trustee may refuse to enforce the indenture or the debt securities unless it first receives satisfactory security or indemnity from the holders of debt securities. Subject to limitations specified in each indenture, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to each indenture or for the appointment of a receiver or trustee, or for any other remedy under each indenture unless:

  •
  the holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series, and

  •
  the holders of at least 25% in principal amount of the debt securities of that series have made a written request, and offered indemnity reasonably satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the debt securities of that series a direction inconsistent with the request and has failed to institute the proceeding within 60 days;

it being understood and intended that no holder of any debt security who avails himself of the conditional right to seek a remedy, may disturb or prejudice the rights of any other holders of any series of debt securities.

        Despite the enforcement restrictions described above, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and interest on the debt security on or after the due dates expressed in the debt security and to institute suit for the enforcement of any payment.

        Each indenture requires us to furnish to the trustee annually a certificate as to our compliance with the indenture.

Modification of the Indentures

        Each indenture permits us and the relevant trustee to amend the indenture without the consent of the holders of any of the debt securities:

  •
  to evidence the succession of another corporation and the assumption of our covenants under that indenture and the debt securities;

  •
  to add to our covenants for the benefit of the holders of debt securities or to the events of default or to surrender any of our rights or powers under the applicable indenture or to make other changes which would not adversely affect in any material respect the holder of any outstanding debt securities;

  •
  to cure any ambiguity, defect or inconsistency; and

  •
  for other purposes as described in each indenture.

        Each indenture also permits us and the trustee, with the consent of the holders of a majority in principal amount of the debt securities of each series affected by the amendment, with each affected series voting as a class, to add any provisions to or change or eliminate any of the provisions of the indenture or any supplemental indenture or to modify the rights of the holders of debt securities of each series, provided, however, that, without the consent of the holder of each debt security so affected, no amendment may:

  •
  change the maturity of the principal of or any premium on or any installment of principal or interest on any debt security;

  •
  reduce the principal amount of any debt security, or the rate of interest or any premium payable upon the redemption, repurchase or repayment of any debt security, or change the manner in which the amount of any of these items is determined;

  •
  reduce the amount of principal payable upon acceleration of maturity;

  •
  change the place of payment where, or the currency or currency unit in which, any debt security or any premium or interest on the debt security is payable;

  •
  reduce the percentage in principal amount of affected debt securities the consent of whose holders is required for amendment of the indenture or for waiver of compliance with some provisions of the indenture or for waiver of some defaults;

  •
  change our obligation with respect to the redemption provisions of the indenture in a manner adverse to the holder; or

  •
  modify the provisions relating to waiver of some defaults or any of the provisions relating to amendment of the indenture, except to increase the percentage required for consent or to provide that some other provisions of the indenture may not be modified or waived.

        The holders of a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive, insofar as is applicable to that series, our compliance with some restrictive provisions of the indentures.

        We may not amend the subordinated debt indenture to alter the subordination of any outstanding subordinated debt securities in a manner adverse to the holders of senior indebtedness without the written consent of the holders of senior indebtedness then outstanding under the terms of that senior indebtedness.

Defeasance and Covenant Defeasance

        We may elect either:

  •
  to be discharged from all our obligations in respect of debt securities of any series, except for our obligations to register the transfer or exchange of debt securities, to replace temporary, destroyed, stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust (we will refer to this discharge as "defeasance"), or

  •
  to be released from our obligations to comply with some restrictive covenants applicable to the debt securities of any series (we will refer to this release as "covenant defeasance");

in either case upon the deposit with the trustee, in trust, of money and/or U.S. government obligations which will provide money sufficient to pay all principal of and any premium and interest on the debt securities of that series when due. We may establish this trust only if, among other things, we have delivered an opinion of counsel to the trustee to the effect that the holders of debt securities of the series (a) will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance or covenant defeasance and (b) will be subject to federal income tax on the same amounts, and in the same manner and at the same times as would have been the case if the deposit, defeasance or covenant defeasance had not occurred. The opinion, in the case of defeasance under the first bullet point above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws occurring after the date of the relevant indenture.

        We may exercise the defeasance option with respect to debt securities notwithstanding our prior exercise of the covenant defeasance option. If we exercise the defeasance option, payment of the debt securities may not be accelerated because of a default. If we exercise the covenant defeasance option, payment of the debt securities may not be accelerated by reason of a default with respect to the covenants to which covenant defeasance is applicable. However, if the acceleration were to occur by reason of another default, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Regarding the Trustee

        The Bank of New York will serve as trustee under both indentures.

        Each indenture contains limitations on the rights of the trustee, should the trustee become our creditor, to obtain payment of claims in some cases, or to realize on specified property received in respect of these claims, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. However, if the trustee acquires any conflicting interest as described under the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

DESCRIPTION OF PREFERRED STOCK AND DEPOSITARY SHARES

Description of Preferred Stock

        Pursuant to our certificate of incorporation, our board of directors has the authority, without further stockholder action, to issue up to 20,000,000 shares of preferred stock without par value in one or more series and on the terms and conditions determined by our board of directors. In connection with the creation of any class or series of preferred stock, our board of directors may specify the designation or title of the shares, its powers and preferences, any relative, participating, optional or other special rights and any qualifications, limitations or restrictions. If we offer preferred stock, the specific terms of the preferred stock will be described in the prospectus supplement, including the following terms:

  •
  the number and designation or title of the shares;

  •
  any liquidation preference per share;

  •
  any dividend rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment), as well as the place or places of payment;

  •
  any voting rights,

  •
  any redemption, repayment or sinking fund provisions;

  •
  whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable (which could include any securities issued by us or any third party, including any of our affiliates), and the terms and conditions of conversion or exchange;

  •
  any additional rights, preferences, qualifications and limitations of the preferred stock.

        As of the date of this prospectus, there were no shares of our preferred stock outstanding.

        In this section, the terms "our" and "us" refer solely to The Interpublic Group of Companies, Inc. and not its subsidiaries.

Description of Depositary Shares

        We may, at our option, elect to offer fractional shares of preferred stock, or "depositary shares," rather than full shares of preferred stock. In that event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock as described in the applicable prospectus supplement.

        The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and the depositary named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to all the rights and preferences of the preferred stock, including dividend, voting, redemption, subscription and liquidation rights. The terms of any depositary shares will be set forth in the applicable prospectus supplement and the provisions of the deposit agreement, which will be filed with the SEC.

DESCRIPTION OF COMMON STOCK

General

        We are incorporated in the State of Delaware. The rights of our stockholders are generally covered by Delaware law and our restated certificate of incorporation and by-laws. The terms of our common stock are therefore subject to Delaware law, including the Delaware General Corporation Law and the common and constitutional law of Delaware. Our restated certificate of incorporation and by-laws are filed as exhibits to the registration statement of which this prospectus forms a part and we encourage you to read them.

        We are authorized to issue up to 800,000,000 shares of common stock with a par value of $0.10 per share. As of October 31, 2003, there were 392,238,613 shares of common stock issued and outstanding. All outstanding shares of our common stock are fully paid and non-assessable. Our common stock is traded on the New York Stock Exchange under the symbol "IPG."

Certificates

        Our common stock is issued in registered form. Every holder of our common stock is entitled to a share certificate.

Meetings

        Meetings of our stockholders are held at least annually. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at the meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by our board of directors and must be called by the chairman of the board of directors or the secretary upon a written request, stating the purpose of the meeting, submitted by a majority of the board of directors or by the holders of a majority of the outstanding shares of all classes of capital stock entitled to vote at the meeting.

Voting Rights

        Each share of common stock is entitled to one vote, and a majority of the votes cast with respect to a matter will be sufficient to authorize action upon that matter. The holders of our common stock may vote by proxy. Directors are elected by a majority of the votes cast. Stockholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

No Preemptive or Conversion Rights

        Our common stock will not entitle its holders to any preemption, redemption, conversion or other subscription rights.

Assets Upon Dissolution

        In the event of our liquidation, dissolution or winding-up holders of common stock would be entitled to receive proportionately any assets legally available for distribution to our shareholders with respect to shares held by them, subject to any prior or equal rights of any of our preferred stock then outstanding.

Distributions

        Holders of common stock will be entitled to receive ratably the dividends or distributions that our board of directors may declare out of funds legally available for these payments. The payment of distributions by us is subject to the restrictions of Delaware law applicable to the declaration of distributions by a corporation. Under Delaware law, a corporation may not pay a dividend out of net profits if the capital stock of the corporation is less than the stated amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of the corporation's assets. In addition, the payment of distributions to shareholders is subject to any prior or equal rights of outstanding preferred stock.

Dividend Policy

        No dividend was paid in the first nine months of 2003. Our future dividend policy will be determined on a quarter-by-quarter basis and will depend on earnings, financial condition, capital requirements and other factors. It will also be subject to the restrictions under the amended revolving credit facilities with syndicates of banks, which limit our ability to declare or pay dividends. Under these facilities, our future earnings performance will determine the permitted levels of dividend payments (currently the permitted level of dividend payments and share buybacks is $25 million annually) and all limitations on dividend payments expire when earnings before interest, taxes, depreciation and amortization (EBITDA), as defined in the credit facilities, exceed $1.3 billion for four consecutive quarters.

Transfers

        Our by-laws do not allow our board of directors to refuse to register transfer of shares.

Other Rights

        Holders of our common stock have no preemption, redemption, conversion or other subscription rights.

DESCRIPTION OF WARRANTS

        This section describes the general terms that will apply to any warrants for the purchase of common stock or preferred stock that may be offered by us, which we refer to in this prospectus as "stock warrants" or for the purchase of debt securities that may be offered by us, which we refer to as "debt warrants". In this section, the terms "we," "us" and "Interpublic" refer solely to The Interpublic Group of Companies, Inc. and not its subsidiaries.

        Warrants may be offered separately or together with common stock, preferred stock or debt securities, as the case may be. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and one or more banks or trust companies acting as warrant agent. The applicable prospectus supplement will include details of the warrant agreements covering the warrants being offered. The warrant agent will act solely as our agent and will not assume a relationship of agency with any holders of warrant certificates or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants offered under this prospectus. The specific terms of the warrants, and the extent to which the general terms described in this section apply to those warrants, will be set forth in the applicable prospectus supplement.

Stock Warrants

        The particular terms of each issue of stock warrants will be described in the related prospectus supplement. This description will include, where applicable:

  •
  the designation and aggregate number of stock warrants;

  •
  the price at which the stock warrants will be offered;

  •
  the currency or currencies in which the stock warrants will be offered;

  •
  the designation and terms of the common or preferred stock purchasable upon exercise of the stock warrants;

  •
  the date on which the right to exercise the stock warrants will commence and the date on which the right will expire;

  •
  the number of common or preferred stock that may be purchased upon exercise of each stock warrant and the price at which and currency or currencies in which that amount of securities may be purchased upon exercise of each stock warrant;

  •
  the designation and terms of any securities with which the stock warrants will be offered, and the number of the stock warrants that will be offered with each security;

  •
  any date or dates on or after which the stock warrants and the related securities will be transferable separately;

  •
  whether the warrants are subject to redemption or call and, if so, the terms of the redemption or call provisions;

  •
  material U.S. tax consequences of owning the warrants; and

  •
  any other material terms or conditions of the warrants.

Debt Warrants

        The particular terms of each issue of debt warrants will be described in the related prospectus supplement. This description will include, where applicable:

  •
  the designation and aggregate number of debt warrants;

  •
  the price at which the debt warrants will be offered;

  •
  the currency or currencies in which the debt warrants will be offered;

  •
  the aggregate principal amount, currency or currencies, denominations and terms of the series of debt securities that may be purchased upon exercise of the debt warrants;

  •
  the designation and terms of any securities with which the debt warrants are being offered and the number of the debt warrants that will be offered with each security;

  •
  any date or dates on or after which the debt warrants and the related securities will be transferable separately;

  •
  the principal amount of debt securities that may be purchased upon exercise of each debt warrant and the price at which and currency or currencies in which that principal amount of securities may be purchased upon exercise of each debt warrant;

  •
  the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

  •
  the minimum or maximum amount of debt warrants that may be exercised at any one time;

  •
  whether the warrants will be subject to redemption or call, and, if so, the terms of the redemption or call provisions;

  •
  material U.S. tax consequences of owning the debt warrants; and

  •
  any other material terms or conditions of the debt warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND
STOCK PURCHASE UNITS

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of common stock or preferred stock, at a future date or dates, or similar contracts issued on a "prepaid" basis, which in each case are referred to in this prospectus as "stock purchase contracts." The price per common stock or preferred stock, as the case may be, and the number of common stock or preferred stock, as the case may be, may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts will require either the stock purchase price be paid at the time the stock purchase contracts are issued or that payment be made at a specified future date. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our debt securities or obligations of third parties (including U.S. treasury securities), which are referred to in this prospectus as "stock purchase units," and may or may not serve as collateral for a holder's obligations. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or vice versa, and these payments may be unsecured or refunded on some basis.

        The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units, as well as material U.S. federal income tax considerations applicable to the holders of the stock purchase contract and the stock purchase units.

        The preceding description and any description of stock purchase contracts or stock purchase units in the applicable prospectus supplement represent a summary of the material provisions of the stock purchase contracts, and, if applicable, collateral, depositary or custodial arrangements relating to the stock purchase contracts or stock purchase units. For further information, you should read the form of stock purchase contract and any related arrangement and the form of stock purchase unit agreement, to be filed by amendment or as an exhibit to a document filed under the Securities Act and incorporated by reference in connection with any offering of securities. They are also available as set forth under "Where You Can Find More Information."

        In this section, the terms "we," "us" and "our" refer solely to The Interpublic Group of Companies, Inc. and not its subsidiaries.

BOOK-ENTRY PROCEDURES

        The securities offered by this prospectus may be issued in the form of one or more global certificates, each of which we refer to as a global security, registered in the name of a depositary or a nominee of a depositary and held through one or more international and domestic clearing systems, principally, the book-entry system operated by The Depository Trust Company, or "DTC," in the United States, and Euroclear Bank S.A./N.V., or the "Euroclear Operator," as operator of the Euroclear System, or "Euroclear," and Clearstream Banking S.A., or "Clearstream," in Europe. No person who acquires an interest in these global securities will be entitled to receive a certificate representing the person's interest in the global securities except as set forth herein or in the applicable prospectus supplement. Unless and until definitive securities are issued, all references to actions by holders of securities issued in global form refers to actions taken by DTC, Euroclear or Clearstream, as the case may be, upon instructions from their respective participants, and all references herein to payments and notices to the holders refers to payments and notices to DTC or its nominee, Euroclear or Clearstream, as the case may be, as the registered holder of the offered securities. Electronic securities and payment transfer, processing, depositary and custodial links have been established among these systems and others, either directly or indirectly, which enable global securities to be issued, held and transferred among the clearing system through these links.

        Although DTC, Euroclear and Clearstream have agreed to the procedures described below in order to facilitate transfers of global securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures and these procedures may be modified or discontinued at any time. Neither we, nor any trustee, nor any registrar and transfer agent with respect to securities offered hereby will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants or the respective obligations under the rules and procedures governing their operations.

        Unless otherwise specified in the applicable prospectus supplement, the securities in the form of a global security will be registered in the name of DTC or a nominee of DTC.

DTC

        DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, or "DTC participants," and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes in accounts of the DTC participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, brokers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is also available to others, or "indirect DTC participants," for example banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

        Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers between DTC participants on whose behalf it acts with respect to the securities and is required to receive and transmit distributions of principal of and interest on the securities. DTC participants and indirect DTC participants with which investors have accounts with respect to the securities similarly are required to make book-entry transfers and receive and transmit payments on behalf of their respective investors.

        Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of a person having a beneficial interest in a security held in DTC to transfer or pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate of that interest. The laws of some states of the United States require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a security held in DTC to those persons may be limited.

        DTC has advised us that it will take any action permitted to be taken by a holder of securities (including, without limitation, the presentation of securities for exchange) only at the direction of one or more participants to whose account with DTC interests in the relevant securities are credited, and only in respect of the portion of the aggregate principal amount of the securities as to which that participant or those participants has or have given the direction. However, in certain circumstances, DTC will exchange the global securities held by it for certificated securities, which it will distribute to its participants.

Euroclear

        Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

        Euroclear is operated by the Euroclear Operator, under contract with Euroclear Clearance System plc, a U.K. corporation, or the "Euroclear Clearance System." The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear Clearance System. The Euroclear Clearance System establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

        The Euroclear Operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear Operator.

        The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

  •
  transfers of securities and cash within Euroclear;

  •
  withdrawal of securities and cash from Euroclear; and

  •
  receipts of payments with respect to securities in Euroclear.

        All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

        Distributions with respect to securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear's terms and conditions, to the extent received by the Euroclear Operator and by Euroclear.

Clearstream

        Clearstream was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions.

        Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with the Euroclear Operator to facilitate settlement of trades between Clearstream and Euroclear.

        As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream participants are limited to securities brokers and dealers and banks, and may include the underwriters for the Securities. Other institutions that maintain a custodial relationship with a Clearstream participant may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

        Distributions with respect to the securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

PLAN OF DISTRIBUTION

        We may sell the securities described in this prospectus to or through underwriters, agents or dealers or directly to one or more purchasers without using underwriters, agents or dealers.

        The applicable prospectus supplement will identify or describe:

  •
  any underwriters, agents or dealers;

  •
  their compensation;

  •
  the net proceeds to us;

  •
  the purchase price of the securities;

  •
  the initial public offering price of the securities; and

  •
  any exchange on which the securities are listed or to which application will be made to list the securities.

        We may designate agents to solicit purchases for the period of their appointment to sell securities on a continuing basis, including pursuant to "at the market offerings". Unless otherwise indicated in the related prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        We may offer these securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. If underwriters are used for a sale of securities, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the related prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to various conditions precedent and the underwriters will be obligated to purchase all the relevant securities offered if any of the securities are purchased. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Underwriters and agents may from time to time purchase and sell the securities described in this prospectus and the relevant prospectus supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.

        In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms will act as principals for their own accounts or as agents. The prospectus supplement will identify any remarketing firm and the terms of any agreement into which it may have entered with us, and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities. If required by applicable securities laws, this prospectus and an applicable prospectus supplement may also be delivered in connection with the exercise by a holder of an early settlement option or similar feature of share purchase or similar contracts.

        Underwriters named in a prospectus supplement are, and dealers and agents named in a prospectus supplement may be, deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with the securities offered thereby, and any discounts or commissions they receive from us and any profit on their resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We may have agreements with the underwriters, agents and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make in respect of these liabilities. Underwriters, agents and dealers may engage in transactions with or perform services for Interpublic or our subsidiaries and affiliates in the ordinary course of businesses.

        Unless indicated in the applicable prospectus supplement, we do not expect to apply to list the securities on a securities exchange, except for shares of our common stock, which are listed on the New York Stock Exchange.

VALIDITY OF SECURITIES

        The validity of the securities described in this prospectus will be passed upon for us by Nicholas J. Camera, Esq., our Senior Vice President, General Counsel and Secretary.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to Interpublic's Current Report on Form 8-K, filed September 9, 2003, except as they relate to Deutsch, Inc. and subsidiary and affiliates as of and for the year ended December 31, 2000, and True North Communications Inc. as of and for the year ended December 31, 2000, have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Deutsch, Inc. and subsidiary and affiliates, and True North Communications Inc., by J.H. Cohn LLP, and Arthur Andersen LLP, respectively, independent accountants, whose reports thereon have been incorporated in this prospectus. The financial statements have been incorporated in reliance on the reports of these independent accountants given on the authority of these firms as experts in accounting and auditing. The Report of Arthur Andersen LLP is a copy of the report previously issued by that entity and has not been reissued by it.

        Arthur Andersen has informed us that it can no longer provide any consent to the incorporation by reference of its reports into our existing or future registration statements. Arthur Andersen has been found guilty of federal obstruction of justice charges. Events arising in connection with this conviction and related matters are reasonably likely to materially and adversely affect the ability of Arthur Andersen to satisfy any claims that may be made by investors or by us with respect to its audit reports and the related financial data included in our annual reports and incorporated by reference into this registration statement. Additionally, because Arthur Andersen is unable to provide us with a consent for the inclusion of its reports, investors may not be able to sue Arthur Andersen pursuant to Section 11 of the Securities Act, and rights of recovery under that section may be limited.

$

THE INTERPUBLIC GROUP OF COMPANIES, INC.

$                % Notes Due 2009
$                % Notes Due 2014

PROSPECTUS SUPPLEMENT
November     , 2004

Citigroup	JPMorgan	UBS Investment Bank

HSBC	Morgan Stanley

Calyon Securities (USA)	ING Financial Markets	Keybanc Capital Markets	SunTrust Robinson Humphrey

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ABOUT THIS PROSPECTUS SUPPLEMENT
SUMMARY
The Interpublic Group of Companies, Inc.
Recent Developments
THE OFFERING
RISK FACTORS
Risks Related to the Company
Risks Related to the Notes
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF CONCURRENT TRANSACTIONS
CAPITALIZATION
SUMMARY SELECTED FINANCIAL DATA
INTERPUBLIC
DESCRIPTION OF THE NOTES
CERTAIN U.S. INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION

ABOUT THIS PROSPECTUS
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
USE OF PROCEEDS
INTERPUBLIC
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF PREFERRED STOCK AND DEPOSITARY SHARES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF WARRANTS
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
BOOK-ENTRY PROCEDURES
PLAN OF DISTRIBUTION
VALIDITY OF SECURITIES
EXPERTS